                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                THE KROGER CO.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                  ----------

                                     PROXY
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                PROXY STATEMENT
                                      AND
                               1995 ANNUAL REPORT
                                  ----------


                                 [KROGER LOGO]

                                                COVER PRINTED ON RECYCLED PAPER
                                                LOGO

TO OUR FELLOW SHAREHOLDERS:

The Kroger Co. produced strong results in Fiscal Year 1995. Major achievements included:

    .record sales, cash flow, and earnings;

    .the largest number of new store openings and expansions since Kroger's restructuring in 1988;

    .substantial debt reduction, bringing the Company closer to the "investment grade" rating for debt;

    .an increase of 54.9% in the market value of each Kroger share.

1995 IN REVIEW
Earnings before a charge for early debt retirement were $318.9 million, or $2.50 per share, compared to $268.9 million, or $2.19 per fully diluted share, in 1994. After the extraordinary charge, Kroger's net earnings totaled $302.8 million, or $2.38 per share. Operating cash flow rose 9.2% to $1.163 billion. Sales in 1995 reached $23.9 billion, a 4.3% increase over 1994. Supermarket sales increased 4.9%, while identical food store sales increased 1.4%.
Capital expenditures in 1995 totaled $726 million, an increase of 36% over the previous year. A significant portion of this increase was attributable to Kroger's success in retaining ownership of new stores, rather than leasing them. During the year, Kroger completed 83 stores or expansions for a 4.6% gain in net square footage. At the end of 1995, Kroger operated 1,325 supermarkets under seven names in 24 states and 819 convenience stores under six different banners. Retail operations were supported by 35 manufacturing plants which produce Kroger-label products and custom products for outside customers.
Kroger continued to benefit from capital investments in technology and logistics. These investments improved customer service, reduced working capital needs and product costs, and lowered distribution and operating expenses.

FINANCIAL REVIEW AND DEBT REDUCTION
Kroger's financial structure continued to improve in 1995. Net long-term debt declined by $372 million to $3.46 billion. Net interest expense declined by 4.5% to $312.7 million. These improvements were attributable to strong working capital management, the conversion of approximately $200 million of Convertible Notes to equity, and increased cash flow from operations. Net operating working capital--dollars required to run day-to-day operations--reached a negative $10.5 million at year end, down from $171 million in 1994. The working capital savings were used to reduce debt and fund capital investments.
Kroger's strong financial performance in 1995 moved the Company closer to achieving an investment grade rating in the financial markets. Investment grade status should reduce Kroger's borrowing costs and attract a broader range of individual and institutional investors.

OPERATING STRATEGY, 1996-1998
Since 1993, Kroger has followed a three-part growth strategy that has produced consecutive years of record-breaking results. We intend to stay on that course. The components of our strategy are:
 . Higher returns from existing assets. Kroger's combination food and drug stores continue to evolve in order to meet the needs of shoppers in each neighborhood. Many changes improve customer service while reducing operating costs. For example, sophisticated labor scheduling software insures maximum customer service during peak shopping times without raising overhead expense. Similarly, automated time and attendance systems create payroll information faster, more accurately, and less expensively than manual methods.

Food store profits are also being improved by the rapidly expanding sales of Kroger-label products and by innovations like ready-to-eat meals which offer busy customers take-home dinners--fully cooked and ready to heat and serve. Kroger's home meals are designed to recapture food sales that have been lost to restaurants and fast food outlets.
 . Increased square footage. In 1996, Kroger plans to invest more than $800 million in retail stores, distribution facilities and technology. About $520 million will be devoted to 115 to 120 supermarket projects, which will increase food store square footage by 6-7%. Every division will build new stores, with particular emphasis on Denver, Phoenix, Atlanta, Louisville, and Nashville. The Company also will consider selective acquisitions that would fit our current operating territories and help us achieve further market penetration.
 . Implementation of technology and logistics. During 1995, Kroger invested $90 million in management information and distribution systems. About half of this investment was earmarked to expand three existing consolidation centers, and to build a fourth center in Colorado. These facilities ship health and beauty care items and slow-moving grocery products to every retail division. We anticipate that this consolidation will earn significant financial returns by reducing product costs, transportation expenses, and inventory levels.
Kroger is field testing several promising new technologies. For example, a computer-assisted ordering system is expected to improve store stocking conditions and increase sales while reducing inventory levels. A second generation on-line warehouse management information system will increase the speed, accuracy, and volume of product movement to our stores.

LABOR RELATIONS
Kroger successfully negotiated more than 50 collective bargaining agreements in 1995. We are especially pleased with our progress in the area of health care, and continue to work with union representatives to identify managed care alternatives that will reduce costs without diluting the quality of health care service.

COMMUNITY ACTIVITIES
Throughout 1995, The Company's community relations activities enhanced Kroger's corporate reputation among customers, civic and charitable organizations, and public officials. The Kroger Co. Foundation contributed $2.5 million to a wide variety of community projects. In addition, retail divisions and manufacturing plants donated more than $2.4 million from operating income and $2.3 million in products to charitable and other non-profit organizations.
Kroger's community involvement extended beyond donations of money and products. Thousands of Kroger employees volunteered to raise charitable funds through bake sales, car washes, and Habitat for Humanity projects. This involvement was recognized by Second Harvest, the national food bank organization, which named Kroger as its Grocery Distributor of the Year. Community activities also prompted the Atlanta Journal/Constitution to write: ". . . Kroger is known as a top corporate citizen in communities across much of the country, and is much more active than its competitors."

DIRECTOR AND EXECUTIVE CHANGES
David B. Dillon, Executive Vice President, was promoted to President and Chief Operating Officer and was elected to the Board of Directors. He replaced Richard L. Bere, who retired after a distinguished 38-year career.
Michael S. Heschel and Patrick J. Kenney, Senior Vice Presidents, were promoted to Executive Vice Presidents. James R. Thorne, President of the Mid-Atlantic Marketing Area, was promoted to Senior Vice President. He was replaced in Roanoke by David G. Osborne, formerly Vice President--Operations in the

Columbus Marketing Area. W. Rodney McMullen was promoted to Group Vice President and Chief Financial Officer, replacing William J. Sinkula, who retired after 16 years of invaluable service. J. Michael Schlotman was promoted to Vice President and Corporate Controller. Keith L. Neer was promoted to Vice President, Corporate Research and Regulatory Compliance.
Warren F. Bryant, Senior Vice President of Dillon Companies, Inc., was promoted to President and Chief Operating Officer of Dillon Companies, Inc. Frank J. Remar, Senior Vice President, Secretary & Treasurer, was promoted to Executive Vice President of Dillon Companies. E. John Burgon, Executive Vice President of Fry's Food Stores, was promoted to Vice President of Dillon Companies, and Robert Moeder was promoted to Vice President--Convenience Stores.

THE YEAR AHEAD
Kroger management is enthusiastic about the Company's prospects for continued growth. We are focused upon enhancing shareholder value through improved returns from existing assets, increased food store square footage, and improvements in technology and logistics. The Company's strongest assets are, of course, the 205,000 Kroger associates who provide exceptional service to our customers and communities. We are proud to be their colleagues.

 /s/ Joseph A. Pichler            /s/ David B. Dillon
 Joseph A. Pichler Chairman       David B. Dillon President and Chief
 and Chief Executive Officer      Operating Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                                 Cincinnati, Ohio, April 5, 1996
To All Shareholders
of The Kroger Co.:
The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 WEST FIFTH STREET, Cincinnati, Ohio, on May 16, 1996, at 10 A.M., for the following purposes:
    1. To elect five directors to serve until the annual meeting of shareholders in 1999 and to elect one director to serve until the annual meeting of shareholders in 1998 or until their successors have been elected and qualified;
    2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1996; and
    3. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.
Holders of common shares of record at the close of business on March 19, 1996, will be entitled to vote at the meeting.
YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                               By order of the Board of
                                               Directors,
                                               Paul W. Heldman, Secretary

                                PROXY STATEMENT

                                                 Cincinnati, Ohio, April 5, 1996
The accompanying proxy is solicited by the Board of Directors of The Kroger
Co., and the cost of solicitation will be borne by the Company. The Company will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. The Company has retained Hill & Knowlton, Inc., 420 Lexington Avenue, New York, New York to assist in the solicitation of proxies and will pay such firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, or by telephone, as well as by use of the mails.
Joseph A. Pichler, Patricia Shontz Longe and T. Ballard Morton, Jr., all of whom are directors of the Company, have been named members of the Proxy Committee.
The principal executive offices of The Kroger Co. are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Its telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy, were first sent or given to shareholders on April 5, 1996.
As of the close of business on March 19, 1996, the Company's outstanding voting securities consisted of 124,634,336 shares of Common Stock, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted unless the proxy is revoked before it is exercised. Revocation may be in writing to the Secretary of the Company or in person at the meeting or by appointment of a subsequent proxy. The laws of Ohio, under which the Company is organized, provide for cumulative voting for the election of directors. If notice in writing is given by any shareholder to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder intends to cumulate votes for the election of directors and, if an announcement of the giving of such notice is made by or on behalf of any such shareholder or by the Chairman or Secretary upon the convening of the meeting, each shareholder shall have the right to cumulate votes at such election.

If cumulative voting is in effect, a shareholder voting for the election of directors may cast a number of votes equal to five times the number of shares held on the record date for a single nominee whose term of office is to continue until 1999 or divide them among nominees for such term in full votes in any manner and further may cast a number of votes equal to the number of shares held on the record date for a nominee whose term is to continue until 1998. Any vote "FOR" the election of directors will constitute discretionary authority to the Proxy Committee to cumulate votes to which such proxies relate as it, in its discretion, shall determine, if cumulative voting is requested. The effect of broker non-votes and abstentions on matters presented for shareholder vote is as follows. The election of directors is, pursuant to Ohio law, determined by plurality; broker non-votes and abstentions, therefore, will have no effect on such proposal. Ratification by shareholders of the selection of auditors requires the affirmative vote of the majority of common shares represented. Accordingly, broker non-votes will have no effect and abstentions will have the effect of a vote against the proposal.

                           PROPOSALS TO SHAREHOLDERS
                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

The Board of Directors, as now authorized, consists of 16 members divided into three classes. Five directors are to be elected at the annual meeting to serve until the annual meeting in 1999 and one director is to be elected to serve until the annual meeting in 1998 or until their successors have been elected by the shareholders, or by the Board of Directors pursuant to the Company's Regulations, and qualified. Candidates for director receiving the greatest number of votes cast by holders of shares entitled to vote at a meeting at which a quorum is present are elected, up to the maximum number of directors to be chosen at the meeting. The committee memberships stated below are those in effect as of the date hereof. Mr. Lyle Everingham, a member of the Board of Directors, will reach retirement age and will retire from the Board prior to the annual meeting. The authorized size of the Board thereafter will be reduced to 15 members. It is intended that, except to the extent that authority is withheld, the accompanying proxy will be voted for the election of the following six persons:

                                            PROFESSIONAL                                DIRECTOR
        NAME                               OCCUPATION (1)                         AGE    SINCE
- ------------------------------------------------------------------------------------------------
        NOMINEES FOR DIRECTOR FOR TERMS OF OFFICE CONTINUING UNTIL 1999
RICHARD W. DILLON    Mr. Dillon is Chairman Emeritus of the Board of Dillon       68      1983
                     Companies, Inc., a wholly-owned subsidiary of Kroger. Mr.
                     Dillon is a member of the Financial Policy Committee.
JOHN T. LAMACCHIA    Mr. LaMacchia is President, Chief Executive Officer, and a   54      1990
                     director of Cincinnati Bell Inc., a telecommunications
                     holding company. He is chair of the Audit Committee and a
                     member of the Compensation and Executive Committees.
EDWARD M. LIDDY      Mr. Liddy is President and Chief Operating Officer of the    50      1996
                     Allstate Corporation, the largest publicly held personal
                     lines insurance company in the United States. Prior to
                     this he was Senior Vice President and Chief Financial Of-
                     ficer of Sears, Roebuck and Co., where he held a variety
                     of senior operating and financial positions since 1988.
                     Mr. Liddy also serves as a non-executive Chairman of the
                     Board of The PMI Group, Inc., the third largest private
                     mortgage insurer in the United States.
T. BALLARD MORTON,   Mr. Morton is Executive in Residence of the College of       63      1968
 JR.                 Business & Public Administration of the University of Lou-
                     isville. He is a director of PNC Bank, Kentucky, Inc. and
                     LG&E Energy Corp. Mr. Morton is chair of the Financial
                     Policy Committee and a member of the Audit and Executive
                     Committees.
KATHERINE D. ORTEGA  Ms. Ortega served as an Alternate Representative of the      61      1992
                     United States to the 45th General Assembly of the United
                     Nations in 1990-1991. Prior to that, she served as Trea-
                     surer of the United States. Ms. Ortega is a director of
                     Diamond Shamrock, Inc.; Ralston Purina Co.; Long Island
                     Lighting Company; The Paul Revere Corporation; and Rayonier
                     Inc. She is vice chair of the Audit Committee and a member of the Social Responsibility Committee.

                                            PROFESSIONAL                                DIRECTOR
       NAME                                OCCUPATION (1)                         AGE    SINCE
- ------------------------------------------------------------------------------------------------
         NOMINEE FOR DIRECTOR FOR TERM OF OFFICE CONTINUING UNTIL 1998
DAVID B. DILLON      Mr. Dillon was elected President and Chief Operating Offi-   45      1995
                     cer of Kroger in 1995. Prior to this he was elected Execu-
                     tive Vice President in 1990; Chairman of the Board of Dil-
                     lon Companies, Inc., a wholly-owned subsidiary of Kroger,
                     in 1992; and President of Dillon Companies, Inc., in 1986.
                     He is a director of the First National Bank of Hutchinson,
                     Kansas. Mr. Dillon is vice chair of the Executive Commit-
                     tee.
- ------------------------------------------------------------------------------------------------
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1998
JOHN L. CLENDENIN    Mr. Clendenin is Chairman of the Board and Chief Executive   61      1986
                     Officer of BellSouth Corporation, a holding company with
                     subsidiaries in the telecommunications business. He is a
                     director of Wachovia Corp.; Equifax Incorporated;
                     Providian Corporation; RJR Nabisco Holdings Corp.; Springs
                     Industries, Inc.; Coca Cola Enterprises, Inc.; and New
                     York Stock Exchange, Inc. Mr. Clendenin is chair of the
                     Social Responsibility Committee and vice chair of the Cor-
                     porate Governance Committee.
PATRICIA SHONTZ      Dr. Longe is an Economist and a Senior Partner of The        62      1977
LONGE                Longe Company, an economic consulting and investment firm.
                     She is a director of The Detroit Edison Company; DTE En-
                     ergy Company; Jacobson Stores, Inc.; Comerica, Inc.;
                     Comerica Bank & Trust, FSB; and Warner-Lambert Company.
                     Dr. Longe is a member of the Compensation and Corporate
                     Governance Committees.
THOMAS H. O'LEARY    Mr. O'Leary is Chairman of Burlington Resources Inc., a      62      1977
                     natural resources business. He is a director of The
                     BFGoodrich Company. Mr. O'Leary is chair of the Compensa-
                     tion Committee and a member of the Corporate Governance
                     Committee.
JAMES D. WOODS       Mr. Woods is Chairman of the Board and Chief Executive Of-   64      1994
                     ficer of Baker Hughes Incorporated, a company that pro-
                     vides equipment and services to the petroleum and process
                     industries. He is a director of Varco International and
                     Wynn's International Inc. Mr. Woods is a member of the Au-
                     dit and Social Responsibility Committees.

                                             PROFESSIONAL                                 DIRECTOR
         NAME                               OCCUPATION (1)                          AGE    SINCE
- --------------------------------------------------------------------------------------------------
              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE UNTIL 1997
 REUBEN V. ANDERSON   Mr. Anderson is a member, in the Jackson, Mississippi of-     53        1991
                      fice, of Phelps Dunbar, a New Orleans law firm. Prior to
                      joining this law firm, he was a justice of the Supreme
                      Court of Mississippi. Mr. Anderson is a director of
                      Trustmark National Bank and BellSouth Corporation. He is
                      vice chair of the Social Responsibility Committee and a
                      member of the Audit Committee.
 RAYMOND B. CAREY,    Mr. Carey is a retired Chairman of the Board and Chief        69        1977
  JR.                 Executive Officer of ADT, Inc., an electronic protection
                      company. He is a director of Thomas & Betts Corporation
                      and C.R. Bard. Mr. Carey is chair of the Corporate Gover-
                      nance Committee, vice chair of the Compensation Committee
                      and a member of the Executive Committee.
 JOHN D. ONG          Mr. Ong is Chairman and Chief Executive Officer of The        62        1975
                      BFGoodrich Company, a chemical and aerospace company. He
                      is a director of Cooper Industries, Inc.; Ameritech Cor-
                      poration; The Geon Company; ASARCO Inc.; and TRW Inc. Mr.
                      Ong is vice chair of the Financial Policy Committee and a
                      member of the Corporate Governance Committee.
 JOSEPH A. PICHLER    Mr. Pichler is Chairman of the Board and Chief Executive      56        1983
                      Officer of Kroger. He is a director of The BFGoodrich
                      Company. Mr. Pichler is chair of the Executive Committee
                      and a member of the Financial Policy Committee.
 MARTHA ROMAYNE SEGER Dr. Seger is a Financial Economist and currently is a         64      1991
                      Distinguished Visiting Professor at Central Michigan Uni-
                      versity. From 1991-1993 she was the John M. Olin Distin-
                      guished Fellow at The Karl Eller Center of the University
                      of Arizona. She was a member of the Board of Governors of
                      the Federal Reserve System from 1984-1991. She is a di-
                      rector of Amerisure Companies; Amoco Corporation;
                      Providian Corporation; Fluor Corporation; Johnson Con-
                      trols, Inc.; Tucson Electric Power Company; and Xerox
                      Corporation. Dr. Seger is a member of the Financial Policy and Corporate Governance Committees.
- --------------------------------------------------------------------------------------------------

(1) Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS
DIRECTORS' COMPENSATION
Each non-employee director is currently paid an annual retainer of $25,000 plus fees of $1,500 for each board meeting and $1,000 for each committee meeting attended. Committee chairs receive an additional annual retainer of $4,000. Directors who are employees of the Company receive no compensation for service as directors. The Company provides accidental death and disability insurance for directors at a cost to the Company in 1995 of $176 per director. The Company also provides a major medical plan for directors.
The Company grants to each of its non-employee directors owning a minimum of 1,000 shares of Company common stock as of the date of each annual meeting of shareholders, options to purchase 2,000 shares of common stock at an option price equal to the fair market value of the stock at the date of the grant, and each non-employee director received a grant on that date. The options vest in 666, 667 and 667 share amounts on the first, second, and third annual anniversary of the date of grant. Based on the closing price of Kroger stock on the New York Stock Exchange, as of December 30, 1995, the value of each grant of options made in 1995, none of which were exercisable, was $22,490.
The Company has an unfunded retirement program for outside directors. The retirement benefit is the average compensation for the five calendar years preceding retirement. Directors who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service and an additional 10% for each year served thereafter. Benefits for directors who retire prior to age 70 will commence at the time of retirement from the Board or age 65, whichever comes later.

COMMITTEES OF THE BOARD
The Board of Directors has a number of standing committees including Audit, Corporate Governance, and Compensation Committees. During 1995, the Audit Committee met three times, the Corporate Governance Committee met two times, and the Compensation Committee met five times. Committee memberships are shown on pages 6 through 8 of this Proxy Statement. The Audit Committee reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board and ratification by shareholders. The Compensation Committee determines the compensation of the Company's senior management and administers its stock option and benefit programs. The Corporate Governance Committee is responsible for developing criteria for selecting and retaining members of the Board; seeks out qualified candidates for the Board; and reviews the performance of the Company, the Chief Executive Officer, and the Board. The Board of Directors met seven times in 1995. During 1995, all directors attended at least 75% of the aggregate number of Board meetings and committee meetings on which such director was a member, with the exception of Mr. O'Leary.
The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. Recommendations intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1997, together with a description of the proposed nominee's qualifications and other relevant information, must be submitted in writing to Paul W. Heldman, Secretary of the Company, and received at the Company's executive offices not later than December 7, 1996.

CERTAIN TRANSACTIONS
The Company purchased certain private label products to be sold in Company stores from suppliers represented by two firms in which Mr. Everingham's son, Mark Everingham, owned a 33% and 50% interest, respectively. The two firms earned gross revenues of approximately $8,000,193 in fees paid by the suppliers for services performed by the firms on behalf of the suppliers. In addition, the two firms earned gross revenues of approximately $1,282,585 in fees paid by the Company for services performed by those firms on behalf of the Company's manufacturing division. The management of the Company views these transactions, and the amounts paid for the services and goods supplied, as fair and competitive.
The law firm of Gilliland & Hayes, of which Bradley D. Dillon, son of Richard
W. Dillon, is a partner, rendered legal services to a subsidiary of the Company which resulted in fees paid to the law firm by the subsidiary in 1995 of $190,796. The management of the Company has determined that these amounts paid by the Company for the services are fair and competitive.
In addition, the law firm of Phelps Dunbar, of which Reuben V. Anderson is a partner, rendered legal services to the Company which resulted in fees paid to the law firm by the Company in 1995 of $1,553. The management of the Company has determined that amounts paid by the Company for the services are fair and competitive.

                       COMPENSATION OF EXECUTIVE OFFICERS
- --------------------------------------------------------------------------------
SUMMARY COMPENSATION
   The following table shows the compensation for the past three years of the Chief Executive Officer, each of the Company's four most highly compensated executive officers, excluding the Chief Executive Officer, and one additional former executive officer (the "named executive officers"):

                           SUMMARY COMPENSATION TABLE
- --------------------------------------------------------------------------------

                                    ANNUAL COMPENSATION       LONG TERM COMPENSATION(1)
                               ------------------------------ -------------------------
                                                                       AWARDS
                                                              ----------------------------
                                                              RESTRICTED      SECURITIES
                                                 OTHER ANNUAL    STOCK        UNDERLYING     ALL OTHER
   NAME AND PRINCIPAL           SALARY   BONUS   COMPENSATION   AWARDS       OPTIONS/SARS   COMPENSATION
        POSITION          YEAR   ($)      ($)        ($)          ($)             (#)           ($)
- --------------------------------------------------------------------------------------------------------
                                                     (2)            (3)             (4)         (5)
Joseph A. Pichler         1995 $447,046 $614,197   $16,412                      30,000        $24,300
 Chairman and Chief       1994 $430,385 $684,447   $19,511                      27,000        $23,023
 Executive Officer        1993 $416,923 $582,343   $ 9,127                      25,000        $19,249

David B. Dillon           1995 $305,083 $309,731   $ 4,456      $332,250        25,000        $31,166(6)
 President and Chief      1994 $290,000 $281,059                                15,000        $ 1,650
 Operating Officer        1993 $286,833 $201,416                                15,000        $ 1,349

Richard L. Bere           1995 $322,000 $234,175   $16,576                                    $24,980
 Former President and     1994 $318,000 $452,330   $20,642                      18,000        $24,770
 Chief Operating Officer  1993 $306,231 $349,406   $ 9,590                      16,000        $20,819

Patrick J. Kenney         1995 $262,308 $293,688   $12,291      $138,437        20,000        $18,065
 Executive Vice President 1994 $250,000 $277,959   $12,840      $205,625        15,000        $17,012
                          1993 $199,769 $206,415   $ 5,576                      15,000        $11,770

Michael S. Heschel        1995 $252,308 $293,688   $ 7,389      $138,437        20,000        $11,633
 Executive Vice President 1994 $240,000 $277,959   $ 8,653      $205,625        15,000        $11,093
                          1993 $214,269 $158,781   $ 3,839                      12,500        $28,622(7)

Ronald R. Rice            1995 $215,885 $194,364   $10,984                      15,000        $17,130
 Senior Vice President    1994 $202,615 $214,049   $11,656      $ 93,500        20,000        $15,374
                          1993 $184,462 $163,266   $ 5,507                      15,000        $11,630

- ------
(1) During the period presented, the Company has made no long-term incentive plan payouts other than restricted stock and stock options.
(2) Represents reimbursement for the tax effects of payment for certain premiums on a policy of life insurance.
(3) Messrs. Pichler, Dillon, Kenney, Heschel, and Rice had 100,000, 12,000, 14,500, 18,500, and 2,667 shares outstanding, respectively, at December 30, 1995, with an aggregate value of $3,737,500, $448,500, $541,937, $691,437, and $99,679, respectively. The aggregate value is based on the market price of the Company's Common Stock on December 30, 1995. Restrictions remaining on outstanding restricted stock awards to Mr. Pichler in 1995 lapse in January 2000, based on performance goals achieved in 1995 through 1999 and more particularly described in the Compensation Committee Report which follows. The shares will vest immediately if Mr. Pichler leaves the Company due to death or disability or in the event of a change in control of the Company. The restrictions remaining on Mr. Dillon's 1995 restricted stock grant lapse in equal amounts over the next five years. The restrictions remaining on Messrs. Kenney and Heschel's outstanding restricted stock awards lapse as to 1,500 shares over each of the next three years, 9,000 shares in 1999, and 1,000 shares in 2000, and as to an additional 4,000 shares in 1996 for Mr. Heschel. The restrictions remaining on outstanding restricted stock awards to Mr. Rice lapse on 1,333 shares in 1996 and on 1,334 shares in 1997. The Company is currently prohibited by contract from paying dividends on its Common Stock but, should this prohibition be lifted, dividends, as and when declared, would be payable on these shares.
(4) Represents options granted during the respective fiscal year. Options granted in 1994 and 1995 vest for equal number of shares in the three succeeding years excluding 5,000 options granted to Mr. Kenney in January 1994 which vested 6 months from the date of grant. Options granted in 1993 vest 6 months from grant date. Options terminate in 10 years if not earlier exercised or terminated. No stock appreciation rights ("SARs") were granted in any of the three years presented.
(5) These amounts include the Company's matching contribution under The Kroger Co. Savings Plan in the amounts of $1,260, $1,710, $810, $1,260, and $1,756, respectively, for Messrs. Pichler, Bere, Kenney, Heschel and Rice, the Company's matching contribution under the Dillon Companies, Inc. Employees' Stock Ownership and Savings Plan in the amount of $1,710 for Mr. Dillon and reimbursement of certain premiums for policies of life insurance in the amounts of $23,040, $6,256, $23,270, $17,255, $10,373 and $15,420,
    respectively, for Messrs. Pichler, Dillon, Bere, Kenney, Heschel, and Rice.
(6) $23,154 of this amount represents an additional payment to Mr. Dillon pursuant to the Company's relocation program.
(7) $19,928 of this amount relates to reimbursement of expenses associated with Mr. Heschel's relocation.

STOCK OPTION/STOCK APPRECIATION RIGHT GRANTS
   The Company has in effect employee stock option plans pursuant to which options to purchase Common Stock of the Company are granted to officers and other employees of the Company and its subsidiaries. The following table shows option grants in fiscal year 1995 to the named executive officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

- ------------------------------------------------------------------------------------------
                                                                    POTENTIAL REALIZABLE
                                                                   VALUE AT ASSUMED RATES
                                                                       OF STOCK PRICE
                                                                   APPRECIATION FOR OPTION
                        INDIVIDUAL GRANTS                                   TERM
- ------------------------------------------------------------------ -----------------------
                     NUMBER OF
                     SECURITIES   % OF TOTAL
                     UNDERLYING  OPTIONS/SARS EXERCISE
                    OPTIONS/SARS  GRANTED TO   OR BASE
                     GRANTED(1)  EMPLOYEES IN   PRICE   EXPIRATION
       NAME             (#)      FISCAL YEAR  ($/SHARE)    DATE    0%     5%       10%
- ------------------------------------------------------------------------------------------
Joseph A. Pichler      30,000       1.09%      $25.50   4/19/2005  $0  $481,104 $1,219,213
David B. Dillon        16,000       0.58%      $25.50   4/19/2005  $0  $256,589 $  650,247
                        9,000       0.33%      $27.69   6/18/2005  $0  $156,690 $  397,118
Richard L. Bere             0          0%          --          --  $0  $      0 $        0
Patrick J. Kenney      15,000       0.55%      $25.50   4/19/2005  $0  $240,552 $  609,606
                        5,000       0.18%      $27.69   6/18/2005  $0  $ 87,050 $  220,621
Michael S. Heschel     15,000       0.55%      $25.50   4/19/2005  $0  $240,552 $  609,606
                        5,000       0.18%      $27.69   6/18/2005  $0  $ 87,050 $  220,521
Ronald R. Rice         15,000       0.55%      $25.50   4/19/2005  $0  $240,552 $  609,606

- ------
(1) No SARs were granted or outstanding during the fiscal year. These options vest in equal number of shares in 1996, 1997 and 1998, and terminate in 10 years if not earlier exercised or terminated.

  The assumptions set forth in the chart above are merely examples and do not represent predictions of future stock prices or a forecast by the Company with regard to stock prices.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL YEAR AND OPTION/SAR VALUES
   The following table shows information concerning the exercise of stock options during fiscal year 1995 by each of the named executive officers and the fiscal year-end value of unexercised options:

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                               VALUES TABLE
- --------------------------------------------------------------------------

                                             NUMBER OF
                                             SECURITIES
                                             UNDERLYING
                                            UNEXERCISED          VALUE OF
                                            OPTIONS/SARS    UNEXERCISED IN-THE-
                                           AT F/Y END (1)   MONEY OPTIONS/SARS
                                                (#)         AT F/Y END (1) ($)
                      SHARES
                     ACQUIRED
                        ON       VALUE
                     EXERCISE   REALIZED    EXERCISABLE/       EXERCISABLE/
       NAME            (#)        ($)      UNEXERCISABLE       UNEXERCISABLE
- -------------------------------------------------------------------------------
Joseph A. Pichler          0    $      0   223,080/48,000   $5,262,466/$608,160
David B. Dillon            0    $      0   147,505/35,000   $3,652,020/$417,115
Richard L. Bere       30,000    $783,975    92,777/12,000   $1,928,568/$167,940
Patrick J. Kenney          0    $      0   143,036/26,667   $3,580,846/$319,855
Michael S. Heschel    25,000    $342,875    28,333/26,667   $  466,770/$319,855
Ronald R. Rice             0    $      0    53,666/28,334   $  975,886/$364,734

- ------
(1) No SARs were granted or outstanding during the fiscal year.

LONG-TERM INCENTIVE PLAN AWARDS
During fiscal 1995, the following Long-Term Incentive Plan awards were made:

            LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR
- ------------------------------------------------------------------------------
                                                     ESTIMATED FUTURE PAYOUTS
                                                          UNDER NON-STOCK
                                     PERFORMANCE OR      PRICE-BASED PLANS
                                      OTHER PERIOD   -------------------------
                   NUMBER OF SHARES,      UNTIL                TARGET  MAXIMUM
                    UNITS OR OTHER    MATURATION OR  THRESHOLD  ($ OR   ($ OR
      NAME             RIGHTS(#)         PAYOUT      ($ OR #)    #)      #)
- ------------------------------------------------------------------------------
Joseph A. Pichler       100,000      January 1, 2000    0      100,000 100,000

The terms of the performance-based restricted stock award to Mr. Pichler are more particularly set forth in the Compensation Committee Report following this table.

COMPENSATION COMMITTEE REPORT
The Company's compensation policies are applicable to virtually all levels of its work force, including its executive officers. These policies require the Company to be competitive in total compensation; to include, as part of total compensation, opportunities for equity ownership; to use incentives that offer more than competitive compensation when the Company achieves superior results; and to base incentive payments on earnings before interest, taxes, depreciation and LIFO charges ("EBITD") and on sales results.
Pursuant to these policies, the Company's compensation plans include grants of stock options for executive, management, and hourly employees. In determining the size of option grants to the Chief Executive Officer and the other executive officers, the Compensation Committee considers, without use of a formula, competitive practices among retailers, the individual executive officer's level within Kroger and the level of past awards of stock options and restricted stock to the individual. Grants of options to the Chief Executive Officer and the other executive officers are generally lower than those of their counterparts in the retail industry because the Company grants options to several thousand management and hourly employees instead of, as is common in the industry, only a small group of executives.
The 1994 Long-Term Incentive Plan, approved by the shareholders at the Annual Meeting in 1994, authorized the issuance of 8,000,000 shares of common stock. During 1995, Kroger granted 2,700,000 stock options to over 4,400 employees throughout the Company. The number of options granted and the number of employees receiving options was typical of grants made in the past several years. The Company expects to continue to use a broad-based stock option program as a means of attracting and retaining employees, due to the direct relationship between value received by the optionee and shareholder return.
The Compensation Committee establishes the fixed portion of executive officer cash compensation, or salary, by considering internal equity and competitor salary data as described below. Additionally, a large percentage of employees at all levels of the organization, including executive officers, are eligible to receive a bonus incentive based upon Company or unit performance. Bonus potentials for executives are established by level within the Company, and actual payouts are based on achievement of sales and EBITD targets. Actual payouts can exceed these potentials if results exceed the targets. In the case of the executive officers, approximately 50% of total potential cash compensation is based on Company or unit EBITD and sales performance.
Salary and bonus levels are compared to a grouping of food wholesalers and retailers, the Wholesale/Retail Compensation Survey, from which the peer group is selected (see Performance Graph, below), to ensure that executive and management compensation is competitive. The Committee establishes salaries for executive officers that generally are at the median of compensation paid by peer group companies for comparable positions (where data for comparable positions are available) with a bonus potential that, if realized, would cause their total cash compensation to be in the upper quartile of peer group compensation. The Company's outstanding performance in 1995 is reflected by bonuses paid for all executive officers. Bonus payouts for Messrs. Pichler, Dillon and McMullen are based on combined Kroger and Dillon operations and represented 106.8% of their potentials. Mr. Rice's bonus payouts are based in part on the manufacturing group's operations and represented 86.4% of his potential. All other executive officers received bonus payouts of 116.6%.
The compensation of Kroger's Chief Executive Officer is determined annually pursuant to the policies described above. Mr. Pichler's variable compensation or bonus for the last fiscal year, which represented 106.8% of his bonus potential, reflects the extent to which the Company achieved the EBITD and sales targets that were established by this Committee at the beginning of the year. The value of stock options granted to Mr. Pichler in the last fiscal year fluctuates based on the Company's performance in the stock market.
The Compensation Committee engaged Towers Perrin during the last fiscal year to compare the Chief Executive Officer's compensation to that of CEOs of other retailers and found that Mr. Pichler's compensation has not been competitive. As a result, in 1995, the Board adopted a performance based restricted stock plan whereby Mr. Pichler can earn as many as 100,000 shares over a five-year period. The restrictions on these shares lapse on January 1, 2000, but only as to that number of shares remaining after certain reductions based on a comparison of the Company's shareholder return to that of a group including the Peer Group. In general, each fiscal year the Chief Executive Officer can earn up to 20,000 of the shares depending upon the extent to which the Company's performance exceeds that of the reference group. On the other hand, up to 10,000 otherwise previously earned shares will be forfeited in those years in which the Company's performance does not exceed the median compared to that same group. Mr. Pichler also is party to an employment contract with the Company which is more particularly described elsewhere in the Proxy statement. That agreement establishes minimum compensation at levels below his total compensation determined in consideration of the factors identified above.
The Omnibus Budget Reconciliation Act of 1993 places a $1,000,000 limit on the amount of certain types of compensation for each of the executive officers that is tax deductible by the Company. The Company believes that its 1994 Long-Term Incentive Plan, under which stock option grants and restricted stock awards are made, complies with the Internal Revenue Service's recently released final regulations on the deductibility limit. Accordingly, the compensation expense incurred thereunder should be deductible. The Company will consider modifications to its other compensation programs based on the final regulations. The Company's policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports the Company's compensation philosophy, the Committee will also attempt to maximize the amount of compensation expense that is tax deductible by the Company. Compensation Committee:
  Thomas H. O'Leary, Chair
  Raymond B. Carey, Jr., Vice-Chair
  John T. LaMacchia
  Patricia Shontz Longe

PERFORMANCE GRAPH
   Set forth below is a line graph comparing the five year cumulative total shareholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the largest food companies selected from the Wholesale/Retail Compensation Survey:

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* OF THE KROGER CO., S&P 500 AND
                                  PEER GROUP**

                             [GRAPH APPEARS HERE]

Measurement Period                          S&P
(Fiscal Year Covered)          KROGER       500 INDEX    PEER GROUP
- -------------------          ----------     ---------    ----------
Measurement Pt-
12/29/90                     $100           $100         $100
FY 91                        $145           $130         $108
FY 92                        $106           $140         $138
FY 93                        $146           $155         $137
FY 94                        $175           $157         $145
FY 95                        $272           $215         $186

     The Company's fiscal year ends on the Saturday closest to December 31.
- ------
  *Total assumes $100 invested on December 30, 1990 in The Kroger Co., S&P 500 Index, and the largest food companies selected from the Wholesale/Retail Compensation Survey (the "Peer Group"), with reinvestment of dividends.
 **The Peer Group consists of Albertson's, Inc., American Stores Company,
  Fleming Companies, Inc., Giant Food Inc. (Class A), Great Atlantic & Pacific Tea Company, Inc., Safeway Inc., Supervalu Inc., The Vons Companies, Inc., and Winn-Dixie Stores, Inc.
   The Company's peer group is composed of the nine largest food companies measured by total revenue (excluding the Company) within the Wholesale/Retail Compensation Survey (the "Survey"), which permits a comparison of the return of the Company's shareholders to that of companies against which executive compensation levels are measured. The Compensation Committee establishes the compensation for executives and management by comparison to compensation reported in the Survey.
   Neither the foregoing Compensation Committee Report nor the foregoing Performance Graph shall be deemed incorporated by reference into any other filing, absent an express reference thereto.

                         COMPENSATION PURSUANT TO PLANS
The Company maintains various benefit plans which are available to management and certain other employees. The Company derives the benefit of certain tax deductions as a result of its contributions to some of the plans. Each of the executive officers of the Company was eligible to participate in one or more of the following plans.

THE KROGER CO. EMPLOYEE PROTECTION PLAN
The Company adopted The Kroger Co. Employee Protection Plan ("KEPP") during fiscal 1988. All management employees, including the executive officers, and administrative support personnel of the Company with at least one year of service are covered. KEPP provides for severance benefits and the extension of Company paid health care in the event an eligible employee actually or constructively is terminated from employment without cause within two years following a change of control of the Company (as defined in the plan). For persons over 40 years of age with more than six years of service, severance pay ranges from approximately 9 to 18 months' salary and bonus, depending upon Company pay level and other benefits. KEPP may be amended or terminated by the Board of Directors at any time prior to a change of control, and will expire in 1998 unless renewed by the Board of Directors.

PENSION PLANS
The Company maintains the Kroger Retirement Benefit Plan, a defined benefit plan, to provide pension benefits to retired or disabled management employees and certain groups of hourly personnel. The Plan generally provides for benefits at age 62 or later equal to 1 1/2% times the years of service, after attaining age 21, (or, for participants prior to January 1, 1986, after attaining age 25) times the highest average earnings for any five years during the ten calendar years preceding retirement, less an offset tied to Social Security benefits. The Company also maintains an Excess Benefits Plan under which the Company pays benefits which exceed the maximum benefit payable under ERISA by defined benefit plans. The following table gives examples of annual retirement benefits payable on a straight-life basis under the Company's retirement program.

                                               YEARS OF SERVICE
      FIVE YEAR        -----------------------------------------------------------------
AVERAGE REMUNERATION       15         20         25         30         35         40
- --------------------   ---------- ---------- ---------- ---------- ---------- ----------
      $  150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
         250,000          56,250     75,000     93,750    112,500    131,250    150,000
         450,000         101,250    135,000    168,750    202,500    236,250    270,000
         650,000         146,250    195,000    243,750    292,500    341,250    390,000
         850,000         191,250    255,000    318,750    382,500    446,250    510,000
         900,000         202,500    270,000    337,500    405,000    472,500    540,000
       1,200,000         270,000    360,000    450,000    540,000    630,000    720,000
       1,300,000         292,500    390,000    487,500    585,000    682,500    780,000

No deductions have been made in the above table for offsets tied to Social Security benefits.
Remuneration earned by Messrs. Pichler, Bere, Kenney, Heschel, and Rice in 1995, which was covered by the Plan, was $1,131,493, $774,330, $540,267,
$530,267, and $429,933, respectively. As of December 30, 1995, they had 8, 38, 34, 4, and 35 years of credited service, respectively. Mr. Dillon had no credited service under the Plan as of December 30, 1995.

DILLON PLANS
Dillon Companies, Inc. and its subsidiaries maintain pension, profit sharing, stock ownership, and savings plans that provide benefits at levels comparable to the plans described above. David B. Dillon has 20 years of credited service and Joseph A. Pichler has 6 years of credited service under certain of the pension and profit sharing plans, but no further credited service will be accrued for either of them under such plans.

Under the Dillon Profit Sharing and Savings Plan, Dillon and each of its participating subsidiaries contributes a certain percentage of net income, determined annually, to be allocated among participating employees based on the percent each such participating employee's total compensation bears to the total compensation of all participating employees employed by such entity. On participating employees' termination upon attaining the age 60, death or disability, they are entitled to their full account balance. In addition to this plan, Dillon and several of its subsidiaries have adopted the Dillon Pension Plan, a defined benefit plan, for their eligible employees. Under the pension plan, the normal retirement benefit for eligible employees is a certain percentage of average compensation during a certain period of employment multiplied by the years of credited service (in some of these plans there is a maximum period of credited service), minus the benefit provided by the Profit Sharing and Savings Plan (except as may be limited by provisions of ERISA).
The following table shows the estimated annual pension payable upon retirement to persons covered by Dillon's Pension Plans. Benefits payable under the Profit Sharing and Savings Plan may exceed the amount payable under the Pension Plan, and participants are entitled to the greater of the two. The table does not reflect benefits payable under Dillon's Profit Sharing and Savings Plan, since benefits under that plan are not determined by years of service, and no deductions have been made in the table for offsets tied to Social Security benefits.

                                         YEARS OF SERVICE
      AVERAGE    -----------------------------------------------------------------
   COMPENSATION      15         20         25         30         35         40
   ------------  ---------- ---------- ---------- ---------- ---------- ----------
  $150,000        $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750   $ 90,000
   250,000          56,250     75,000     93,750    112,500    131,250    150,000
   300,000          67,500     90,000    112,500    135,000    157,500    180,000
   400,000          90,000    120,000    150,000    180,000    210,000    240,000
   500,000         112,500    150,000    187,500    225,000    262,500    300,000
   600,000         135,000    180,000    225,000    270,000    315,000    360,000
   700,000         157,500    210,000    262,500    315,000    367,500    420,000

The amounts contributed by Dillon and its subsidiaries pursuant to these retirement plans are not readily ascertainable for any individual, and thus are not set forth above.

EMPLOYMENT CONTRACTS
The Company entered into an amended and restated employment agreement with Mr. Pichler dated as of July 22, 1993. During his employment, the Company agrees to pay Mr. Pichler at least $420,000 a year, unless the amount is reduced due to adverse business conditions. Mr. Pichler's employment may be terminated at the discretion of the Board of Directors. The contract also provides that the Company will continue to pay Mr. Pichler's salary to his beneficiary for a period of five years after a termination of employment resulting from his death, or will pay to Mr. Pichler his salary for a term equal to the lesser of five years or until October 4, 2005, if Mr. Pichler's termination of employment results from his involuntary separation. The Company also has agreed to reimburse Mr. Pichler for premiums on a policy of life insurance plus the tax effects of that reimbursement. After his termination of employment for any reason after age 62, if he is not entitled to receive the salary continuation described above, Mr. Pichler will, in exchange for his availability to provide certain consulting services, then receive each year until his death an amount equal to 25% of the highest salary paid him during the term of this agreement.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

As of February 9, 1996, the directors of the Company, the named executive officers and the directors and executive officers as a group, beneficially owned shares of the Company's Common Stock as follows:

                                                         AMOUNT AND
                                                    NATURE OF BENEFICIAL
 NAME                                                    OWNERSHIP
- -------------------------------------------------------------------------------
Reuben V. Anderson.................................           1,666(10)
Richard L. Bere....................................         165,964(7)(8)
Raymond B. Carey, Jr...............................           5,666(10)
John L. Clendenin..................................           1,666(10)
David B. Dillon....................................         268,405(1)(7)(8)
Richard W. Dillon..................................         194,291(2)(10)
Lyle Everingham....................................         325,195(3)(7)(10)
Michael S. Heschel.................................          52,329(7)
Patrick J. Kenney..................................         168,591(7)(8)
John T. LaMacchia..................................           1,666(10)
Edward M. Liddy....................................           2,400(9)
Patricia Shontz Longe..............................           4,666(10)
T. Ballard Morton, Jr..............................          10,666(10)
Thomas H. O'Leary..................................           1,666(10)
John D. Ong........................................           1,666(10)
Katherine D. Ortega................................           2,005(10)
Joseph A. Pichler..................................         503,255(4)(7)(8)
Ronald R. Rice.....................................          65,737(7)
Martha Romayne Seger...............................           1,866(10)
James D. Woods.....................................           1,666(10)
Directors and Executive Officers as a group (in-
 cluding those named above)........................       2,430,088(5)(6)(7)(8)

- --------------------------------------------------------------------------------
(1) This amount does not include 32,330 shares owned by Mr. Dillon's wife, 13,506 shares in his children's trust or 12,084 shares owned by his children. Mr. Dillon disclaims beneficial ownership of these shares.
(2) This amount does not include 93,116 shares owned by Mr. Richard Dillon's wife or 481,800 in his father's trust of which he is a co-trustee. Mr.
    Dillon disclaims beneficial ownership of these shares.
(3) This amount does not include 56,453 shares owned by Mr. Everingham's wife.
    Mr. Everingham disclaims beneficial ownership of these shares.
(4) This amount does not include 705 shares owned by Mr. Pichler's wife or 1,408 shares owned by his children. Mr. Pichler disclaims beneficial ownership of these shares.
(5) The figure shown does not include an aggregate of 14,412 additional shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group not previously listed above. In each case the director or executive officer disclaims beneficial ownership of such shares.
(6) No director or executive officer owned as much as 1% of Common Stock of the Company. The directors and executive officers as a group beneficially owned 1.8% of Common Stock of the Company.
(7) This amount includes shares which represent options exercisable on or before April 9, 1996, in the following amounts: Mr. Bere, 92,777; Mr. David Dillon, 147,505; Mr. Everingham, 110,666; Mr. Heschel, 28,333; Mr. Kenney, 143,036; Mr. Pichler, 223,080; Mr. Rice, 53,666; and all directors and executive officers as a group, 1,302,182.
(8) The fractional interest resulting from allocations under Kroger's 401(k) plan and Dillon's ESOP and 401(k) plan has been rounded to the nearest whole number.
(9) Mr. Liddy was elected to the Board of Directors on February 9, 1996, and purchased 2,400 shares on February 23, 1996.
(10) This amount includes 666 shares which represent options exercisable on or before April 9, 1996.

As of February 9, 1996, the following persons reported beneficial ownership of the Company's Common Stock based on reports on Schedule 13G filed with the Securities and Exchange Commission or other reliable information as follows:

                                                                           AMOUNT AND
                                                                            NATURE OF   PERCENTAGE
                   NAME                      ADDRESS OF BENEFICIAL OWNER    OWNERSHIP    OF CLASS
- --------------------------------------------------------------------------------------------------
The Kroger Co. Savings Plan                 1014 Vine Street              14,665,939(1)   10.9%
                                            Cincinnati, OH 45202
The Dillon Cos. Employee Master Trust       700 East 30th Street           8,393,525(1)    6.3%
                                            Hutchinson, KS 67052

- ------
(1) Shares beneficially owned by plan trustees for the benefit of participants in employee benefit plans.

          COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such officers, directors, and shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1995 all filing requirements applicable to its officers, directors and ten percent beneficial owners were satisfied except that Mr. Richard W. Dillon inadvertently filed a Form 5, reporting a gift of 8,000 shares by a trust under which he is a co-trustee and a beneficiary, 17 days late; Mr. Michael S. Heschel inadvertently filed a Form 4, reporting the sale of 12,500 shares, four days late; and Mr. Jack W. Partridge, Jr. inadvertently reported the effect of the sale by his son of 100 shares without reporting the transaction itself. Upon discovery of the oversight, Mr. Partridge reported the disposition on an amended Form 5.

                             SELECTION OF AUDITORS
                                  (ITEM NO. 2)
The Board of Directors, on February 9, 1996, appointed the firm of Coopers & Lybrand L.L.P. as Company auditors for 1996, subject to ratification by shareholders. This appointment was recommended by the Company's Audit Committee, comprised of directors who are not employees of the Company. If the firm is unable for any reason to perform these services, or if selection of the auditors is not ratified, other independent auditors will be selected to serve. Ratification of this appointment requires the adoption of the following resolution by the affirmative vote of the holders of a majority of the shares represented at the meeting:
     "RESOLVED, That the appointment by the Board of
     Directors of Coopers & Lybrand L.L.P. as Company
     auditors for 1996 be, and it hereby is, ratified."
Fees for all audit services provided by Coopers & Lybrand L.L.P. in 1995 totaled $690,604. In addition, fees totaling $142,686 were charged for non-audit services.
A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.
THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE FOR THIS PROPOSAL.
                                 -------------

SHAREHOLDER PROPOSALS--1997 ANNUAL MEETING. Shareholder proposals intended for inclusion in the Company's proxy material relating to the Company's annual meeting in May 1997 should be addressed to the Secretary of the Company and must be received at the Company's executive offices not later than December 7, 1996.
                                 -------------

Attached to this Proxy Statement is the Company's 1995 Annual Report which includes a brief description of the Company's business indicating the general scope and nature of such business during 1995, together with the audited financial information contained in the Company's 1995 report to the Securities and Exchange Commission on Form 10-K. A COPY OF THAT REPORT IS AVAILABLE TO SHAREHOLDERS ON REQUEST BY WRITING: LAWRENCE M. TURNER, VICE PRESIDENT AND TREASURER, THE KROGER CO., 1014 VINE STREET, CINCINNATI, OHIO 45202-1100 OR BY CALLING 1-513-762-1220.
The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

                                        By order of the Board
                                         of Directors,

                                        Paul W. Heldman,
                                         Secretary

                             FINANCIAL REPORT 1995
MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management's best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.
The Company's financial statements have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, approved by the shareholders. Management has made available to Coopers & Lybrand L.L.P. all of the Company's financial records and related data, as well as the minutes of shareholders' and directors' meetings. Furthermore, management believes that all representations made to Coopers & Lybrand L.L.P. during its audit were valid and appropriate. Management of the Company has established and maintains a system of internal control that provides reasonable assurance as to the integrity of the financial statements, the protection of assets from unauthorized use or disposition, and the prevention and detection of fraudulent financial reporting. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees with significant roles in the financial reporting process and updated as necessary. Management continually monitors the system of internal control for compliance. The Company maintains a strong internal auditing program that independently assesses the effectiveness of the internal controls and recommends possible improvements thereto. In addition, as part of its audit of the Company's financial statements, Coopers & Lybrand L.L.P. completed a review of selected internal accounting controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied. Management has considered the internal auditor's and Coopers & Lybrand L.L.P.'s recommendations concerning the Company's system of internal control and has taken actions that we believe are cost-effective in the circumstances to respond appropriately to these recommendations. Management believes that, as of December 30, 1995, the Company's system of internal control is adequate to accomplish the objectives discussed herein.
Management also recognizes its responsibility for fostering a strong ethical climate so that the Company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the Company's code of corporate conduct, which is publicized throughout the Company. The code of conduct addresses, among other things, the necessity of ensuring open communication within the Company; potential conflicts of interests; compliance with all domestic and foreign laws, including those relating to financial disclosure; and the confidentiality of proprietary information. The Company maintains a systematic program to assess compliance with these policies.

JOSEPH A. PICHLER                   W. RODNEY MCMULLEN
Chairman of the Board and           Group Vice President and
Chief Executive Officer             Chief Financial Officer

AUDIT COMMITTEE CHAIRMAN'S LETTER
The Audit Committee of the Board of Directors is composed of five independent directors. The committee held three meetings during fiscal year 1995. In addition, members of the committee received and reviewed various reports from the Company's internal auditor and from Coopers & Lybrand L.L.P. throughout the year.
The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Committee recommended to the Board of Directors, subject to shareowner approval, the selection of the Company's independent public accountant, Coopers & Lybrand L.L.P. The Audit Committee discussed with the Company's internal auditor and Coopers & Lybrand L.L.P. the overall scope and specific plans for their respective audits. The committee also discussed the Company's consolidated financial statements and the adequacy of the Company's internal controls. At each meeting, the Committee met with the Company's internal auditor and Coopers & Lybrand L.L.P., in each case without management present, to discuss the results of their audits, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. Those meetings also were designed to facilitate any private communications with the Committee desired by the Company's internal auditor or Coopers & Lybrand L.L.P.

                                    JOHN T. LAMACCHIA
                                    Chairman--Audit Committee

                                  THE COMPANY
The Kroger Co. (the "Company") was founded in 1883 and incorporated in 1902. As of December 30, 1995 the Company was the largest grocery retailer in the United States based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202 and its telephone number is
(513) 762-4000.

As of December 30, 1995, the Company operated 1,325 supermarkets, most of which are leased. Of this number, 1,080 supermarkets were operated principally under the Kroger name in the Midwest and South. Dillon Companies, Inc. ("Dillon"), a wholly-owned subsidiary of the Company, operated 245 supermarkets directly or through wholly-owned subsidiaries (the "Dillon Supermarkets"). The Dillon Supermarkets, principally located in Colorado, Kansas, Arizona and Missouri, operate under the names "King Soopers", "Dillon Food Stores", "Fry's Food Stores", "City Market", "Gerbes Supermarkets", and "Sav-Mor".

As of December 30, 1995, the Company, through its Dillon subsidiary, operated 819 convenience stores under the trade names of "Kwik Shop", "Quik Stop Markets", "Tom Thumb Food Stores", "Turkey Hill Minit Markets", "Loaf 'N Jug", and "Mini-Mart". The Company owned and operated 694 of these stores while 125 were operated through franchise agreements. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

The Company intends to develop new food and convenience store locations and will continue to assess existing stores as to possible replacement, remodeling, enlarging or closing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SALES

Total sales for the fourth quarter of 1995 were $5.9 billion compared to $5.6 billion in the fourth quarter of 1994, a 4.9% increase. Sales for the full year increased 4.3%. Food stores sales for the fourth quarter 1995 were 5.3% ahead of the fourth quarter 1994 and 4.9% ahead for the year. A review of sales by lines of business for the three years ended December 30, 1995, is as follows:

                                         1995           1994           1993
                          % OF 1995 -------------- -------------- --------------
                            SALES   AMOUNT  CHANGE AMOUNT  CHANGE AMOUNT  CHANGE
                          --------- ------- ------ ------- ------ ------- ------
                                          (MILLIONS OF DOLLARS)
Food Stores..............   93.9%   $22,488 +4.9%  $21,442  +4.9% $20,443 +1.1%
Convenience Stores.......    3.6%       850 -5.4%      898  -5.6%     951 +3.9%
Other sales..............    2.5%       600 -3.1%      619 -37.5%     990 -3.9%
                           ------   -------        -------        -------
Total sales..............  100.0%   $23,938 +4.3%  $22,959  +2.6% $22,384 +1.1%

Sales in identical food stores, stores that have been in operation and have not been expanded or relocated for one full year, increased 1.6% in the fourth quarter and 1.4% for the full year. The increase in food stores' sales can be attributed primarily to inflation of less that 1%, the opening or expansion of 83 food stores, and higher average sales per customer. Higher sales per customer are the result of the Company's focus on the combination food and drug store, combining a food store with a pharmacy and numerous specialty departments such as floral, video rental, book stores, etc. The emphasis and on-going development of this "one-stop shopping" convenience format tailored to each market is where the Company's emphasis will be placed for future sales growth.
Convenience stores' sales decreased 5.4% for the year and 7.1% during the fourth quarter. The decline was a result of the January 1995 sale of the Company's Time Savers Stores, Inc. subsidiary which operated 116 stores. Adjusting 1994 convenience store sales to exclude Time Savers sales would result in a 5.3% increase for the quarter and a 7.6% increase for the year. The full year 1995 sales for the remaining six company convenience store group were enhanced by strong identical in-store sales and an increase in gasoline retail prices. In-store sales in identical convenience stores increased 1.6% in the fourth quarter 1995 and 2.6% for the full year. Gasoline sales at identical convenience stores decreased 1.4% in the fourth quarter 1995 on a .8% increase in gallons sold, and gasoline sales increased 3.2% for the year on a .4% increase in gallons sold.
Other sales primarily consist of outside sales by the Company's manufacturing divisions. In the first quarter of 1994, sales of general merchandise to Hook-Superx, Inc. (HSI) were $48.4 million and were included in other sales. Purchases were discontinued by HSI in the first quarter of 1994. Adjusting other sales to eliminate sales to HSI would produce an increase of 5.1% for the full year. The fourth quarter increase in other sales as compared to 1994's fourth quarter was 12.4%.
Total sales for the fourth quarter and year-to-date increased 5.4% and 5.0%, respectively, after adjusting for the other sales to HSI, and the exclusion of sales from Time Savers Stores, Inc.
Total food store square footage increased 4.6%, 4.7% and 3.2% in 1995, 1994, and 1993, respectively. The Company expects to increase retail food store square footage by approximately 6-7% in both 1996 and 1997. Convenience store square footage decreased 10.6% in 1995, increased .4% in 1994, and declined .7% in 1993. Convenience store square footage increased 1.7% in 1995 after adjusting for the disposition of Time Savers Stores, Inc.
Sales per average square foot for the last three years were:

                                                                   TOTAL SALES
                                                                       PER
                                                                  AVERAGE SQUARE
                                                                       FOOT
                                                                  --------------
                                                                  1995 1994 1993
                                                       -------------------------
Food Stores...................................................... $405 $402 $398
Convenience Stores............................................... $444 $412 $405

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
Sales per average square foot for convenience stores for 1994 and 1995 exclude stores that are operated by franchisees.
The Company produced record sales in 1995 despite increased competition from other food retailers, supercenters, mass merchandisers, and restaurants. Markets that experienced strong competitive pressures in the recent past, such as Detroit and other Michigan cities; Columbus, Ohio; and Indianapolis, Indiana; produced outstanding comparable results. Other markets faced new competitive challenges in 1995, such as Denver, Colorado; Phoenix, Arizona; and Atlanta, Georgia. The Company's wide regional diversity allowed it to withstand these challenges and to produce record results.
The sales improvement in 1994 was the result of new square footage combined with the increased productivity of existing stores. Factors that affected 1994 sales had already begun to affect sales in 1993. Sales in 1993 showed an improvement over 1992 in part due to the rebounding of the Michigan market that sustained a prolonged labor strike in 1992, increased price competitiveness of the Company, and private label popularity.
The Company's future food store strategy is to invest in existing Kroger markets or adjacent geographic regions where the Company has a strong franchise and can leverage marketing, distribution, and overhead dollars. It is anticipated that this strategy will produce a negative effect on identical sales but will create another year of improved total sales in 1996. Consistent increases from the Company's existing store base combined with incremental contributions from the capital spending program are expected.

EBITD

The Company's Senior Competitive Advance and Revolving Credit Facility Agreement, as amended, (the "Credit Agreement"), and the indentures underlying approximately $1.2 billion of publicly issued debt contain various restrictive covenants, many of which are based on earnings before interest, taxes, depreciation, LIFO charge, unusual and extraordinary items ("EBITD"). These covenants are based, among other things, upon generally accepted accounting principles ("GAAP") as applied on a date prior to January 3, 1993. The ability to generate EBITD at levels sufficient to satisfy the requirements of these agreements is a key measure of the Company's financial strength. The presentation of EBITD is not intended to be an alternative to any GAAP measure of performance but rather to facilitate an understanding of the Company's performance compared to its debt covenants. At December 30, 1995 the Company was in compliance with all covenants of its Credit Agreement. The Company believes it has adequate coverage of its debt covenants to continue to respond effectively to competitive conditions.
EBITD, which does not include the effect of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions", the Company's 1994 special contribution to The Kroger Co. Foundation, or the 1994 charge related to the disposition of the San Antonio stores, increased 9.2% in 1995 to $1.163 billion compared to $1.065 billion in 1994 and $977 million in 1993. EBITD growth was generated by identical stores' sales gains, higher gross profit margins generated by improved procurement costs, and reduced operating, general and administrative expenses as a percent of sales. The Company's strong storing program continued to produce incremental EBITD increases as well. EBITD increases in 1994 and 1993 were due in large part to increased sales combined with an improved gross profit rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

MERCHANDISE COSTS

Merchandise costs include warehousing and transportation expenses and LIFO charges or credits. The following table shows the relative effect that LIFO charges have had on merchandising costs as a percent of sales:

                                                            1995   1994   1993
                                                  ------------------------------
Merchandise costs as reported............................. 75.60% 75.81% 76.43%
LIFO charge (credit)......................................   .05%   .07%  (.02%)
                                                           ------ ------ ------
Merchandise costs as adjusted............................. 75.55% 75.74% 76.45%

The Company's FIFO merchandise costs decreased for the third consecutive year. The Company reduced the cost of products during 1995 through its investment in technology focusing on improved store operation, procurement, and distribution practices. Transportation and warehousing costs as a percent of sales declined from 1994's rates. These cost reductions have allowed the Company to pass on some of these lower costs to the customer and to make the Company's merchandise more price competitive and attractive to customers. The gross profit rate was favorably influenced by the Company's advances in consolidated distribution and coordinated purchasing, reduced transportation costs, and strong private label sales. Merchandise costs were unfavorably affected by the increase in the LIFO charge in 1994 as compared to 1993. Merchandise costs also were favorably affected by the discontinuance of low-margin sales to HSI in the first quarter of 1994. Merchandise costs as a percent of sales adjusted for these sales declined to 75.76% in 1994 from 75.97% in 1993.

The Company expects the cost of product to improve in the future as the Company continues to use technology, outsourcing, and a variety of store level efficiency enhancements to drive down costs.

OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

Operating, general and administrative expenses as a percent of sales in 1995, 1994 and 1993 were 18.41%, 18.42% and 17.98%, respectively. Excluding the effect of sales to HSI from 1994 and 1993, operating, general and administrative costs were 18.41%, 18.45% and 18.37% in 1995, 1994 and 1993, respectively.
The decline in the operating, general and administrative expense rate was the result of decreases in incentive pay, utility expense, and total employee costs as a percent of sales. Operating, general and administrative expenses were adversely affected by increases in credit card fees and store supplies, reflecting increased prices for paper and plastic commodities.
The Company's goal for 1996 is to reduce operating, general and administrative expense rates. Increased sales volume combined with investments in new technologies and logistics programs to improve efficiencies and lower costs while maintaining customer service, should help achieve this goal. In 1996, the Company plans on opening or expanding 115 to 120 stores compared to 83 in 1995. This expansion program will adversely affect operating, general and administrative rates as upfront costs associated with the opening of new stores are incurred.

INCOME TAXES

The effective income tax rates were 37.4%, 36.2% and 39.8% for 1995, 1994 and 1993, respectively. The income tax rate in 1995 was favorably affected by state income tax refunds. Income tax expense for 1994 includes a $5.9 million benefit from the donation to The Kroger Co. Foundation of an asset that had a market value above the book value. Income tax expense for 1993 includes a $4.2 million charge to increase deferred taxes for the change in the federal income tax rate.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED

NET EARNINGS (LOSS)

Net earnings (loss) totaled $302.8 million in 1995 compared to $242.2 million in 1994 and $(12.2) million in 1993. Earnings in 1995 compared to 1994 and 1993 were affected by: (i) a 1994 pre-tax charge of $4.4 million offset by a $5.9 million tax credit in connection with the Company's contribution to The Kroger Co. Foundation, (ii) a $25.1 million pre-tax charge in 1994 to recognize future lease commitments and losses on equipment related to certain San Antonio stores sold to Megafoods, Inc., which declared bankruptcy during 1994, (iii) a $25.1 million 1994 pre-tax gain on the disposition of the Company's investment in HSI after providing for certain tax indemnities related to HSI, (iv) a 1993 charge against earnings of $248.7 million before taxes, $159.2 million after tax, for the cumulative effect, along with an additional $15.2 million, $17.7 million and $19.5 million in 1995, 1994 and 1993, respectively, for the current year's effect of a change in accounting for retiree health benefits, (v) an after tax extraordinary loss from the early retirement of debt in 1995 of $16.1 million compared to $26.7 million in 1994 and $23.8 million in 1993, (vi) a pre-tax LIFO charge in 1995 of $14.1 million versus a charge of $16.2 million in 1994 and a credit of $3.2 million in 1993, (vii) a $22.7 million charge ($15 million after tax) during 1993 in connection with the disposition of the San Antonio stores, (viii) net interest expense in 1995 of $312.7 million versus $327.6 million in 1994 and $390.0 million in 1993, and (ix) depreciation expense of $311.3 million, $277.8 million and $263.8 million in 1995, 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

 Debt Management and Interest Expense
Net interest expense declined to $312.7 million in 1995 as compared to $327.6 million in 1994 and $390.0 million in 1993.
Reduced borrowing requirements in 1995 caused by strong cash flow and lower working capital needs combined with the September 1995 conversion of the remaining outstanding principal balance of the Company's $200 million 6 3/8% Convertible Junior Subordinated Notes led to a reduction in interest expense and debt balances. Additionally, the Company repurchased and retired $283.0 million of high yield senior and subordinated debt which was financed by cash generated from operations and lower cost bank debt. Interest expense was adversely affected in 1995 by an increase in market rates. In 1994 the Company repurchased or redeemed $559.5 million of high rate senior and subordinated debt; a portion of these retirements were financed by $111.4 million of new subordinated debt and $132.3 million in additional bank borrowings. In 1993, the proceeds from $569.7 million of new senior and subordinated debt issues and from the issuance of 13,275,000 shares of common stock which netted $203.5 million, were used in combination with other sources of cash to repurchase or redeem $1.0 billion of high cost subordinated debt. (See "Repurchase and Redemption of Debt")
The Company's Credit Agreement provides a $1.75 billion revolving credit facility through July 20, 2002. The average interest rate on the Company's bank debt, which totaled $1,008.2 million at year-end 1995 versus $979.3 million at year-end 1994 was 6.84% compared to 5.57% in 1994 and 4.57% in 1993. The increase is due to higher market interest rates that were not entirely offset by lower borrowing spreads on the Company's Credit Agreement. The Company's rate on the bank debt is variable.
The Company currently expects 1996 net interest expense, estimated using year-end 1995 rates, to total approximately $300 million. A 1% change upward in market rates would increase this estimated expense by approximately $4.6 million. A 1% decrease in market rates would reduce the estimated expense by approximately $8.9 million.
Long-term debt, including capital leases and current portion thereof, decreased $382 million to $3.524 billion at year-end 1995 from $3.906 billion at year-end 1994. The Company purchased a portion of the debt

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED issued by the lenders of certain of its structured financings, which cannot be retired early, in an effort to effectively further reduce the Company's interest expense. Excluding the debt incurred to make these purchases, which are classified as investments, the Company's long-term debt would be $59.0 million less or $3.465 billion at year-end 1995 compared to $3.837 billion at year-end 1994.
Required principal repayments over the next five years decreased to $429.2 million at year-end 1995 versus $670.7 million and $1.048 billion at year-end 1994 and 1993, respectively. Scheduled debt maturities for the five years subsequent to 1995, 1994 and 1993 were:

                                                        1995     1994     1993
                                                 -------------------------------
                                                            (IN THOUSANDS)
Year 1............................................... $ 24,939 $  7,926 $ 63,053
Year 2...............................................   11,838   14,341  111,010
Year 3...............................................   16,839   12,875  117,434
Year 4...............................................  337,419   15,507  146,784
Year 5...............................................   38,212  620,012  609,769

In 1995, Year 4 maturities include the remaining $139.2 million of 10% Senior Subordinated Notes, and $125.0 million of 9% Senior Subordinated Notes.
In 1994, Year 5 maturities include $125 million of 9% Senior Subordinated Notes, $200 million of 6 3/8% Convertible Junior Subordinated Notes, and $222.6 million of 10% Senior Subordinated Notes. In 1995 the Company issued a redemption notice to the holders of the remaining outstanding balance of the 6 3/8% Convertible Junior Subordinated Notes. All of the holders elected to convert the notes into approximately 10.7 million shares of common stock.
Year 5 maturities for 1993 include the entire $362.0 million outstanding under the Company's Working Capital Facility under the predecessor to the Company's current Credit Agreement, $68.0 million of Facility D under its predecessor Credit Agreement, and the remaining 11 1/8% Senior Notes outstanding at January 1, 1994 of $138.4 million, which were redeemed on March 15, 1994.
The Company currently has in place various interest rate hedging agreements with notional amounts aggregating $3.165 billion. The effect of these agreements is to: (i) fix the rate on $425 million floating rate debt, with $200 million of swaps expiring in May 1996, $100 million expiring in December 1998, and the remaining $125 million expiring in January 1999, for which the Company pays an average rate of 6.34% and receives 6 month LIBOR; (ii) fix the rate on $530 million floating rate debt incurred to purchase the Company's high-rate public bonds in the open market to match the original maturity of the debt purchased, borrowing at an effective rate that is lower than the yield to maturity of the repurchased debt and paying an average rate of 7.52% on these agreements which will expire $75 million in 2000, $395 million in 2001, and $60 million in 2002; (iii) swap the contractual interest rate on $350 million of seven and ten year debt instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 7.04%, with $100 million of these contracts expiring in May 1999 and the remaining $250 million expiring in August 2002, and concurrently, fixing the rate on $300 million of floating rate debt, with $100 million of swaps expiring in August 1996, $100 million in May 1997, and $100 million in August 1998, for which the Company pays an average rate of 6.38%; effectively changing a portion of the Company's interest rate exposure from seven to ten years to three to five years; (iv) swap the contractual interest rate on $735 million of four, seven and ten year fixed-rate instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 5.99%, with $75 million of these swaps expiring in February 1998, $75 million expiring in March 1998, $50 million expiring in October 1999, $100 million expiring in November 1999, $50 million expiring in July 2000, $110 million expiring in November 2000, $125 million expiring in January 2001, and $150 million expiring in July 2003; and
(v) cap six month LIBOR on $825 million for an original term of one to five years at rates between 5.0% and 6.0%, with $275 million expiring in the first quarter of 1996, $50 million of the caps expiring in each of July 1997 and July 1998,

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
$100 million expiring in December 1997, $100 million expiring in each of January 1997 and January 1998, and the remaining $150 million expiring in January 1999. Interest expense was increased $2.7 million in 1995 and reduced $13.4 million and $11.9 million in 1994 and 1993, respectively, as a result of the Company's hedging program.
To meet any short-term liquidity needs, the Company's Credit Agreement provides for borrowings of up to $1.75 billion. The Company's borrowings under the Credit Agreement are permitted to be in the form of commercial paper. At December 30, 1995, the Company had $221.7 million of commercial paper outstanding of the $1.008 billion in total bank borrowings. At year-end 1995, after deducting amounts set aside as backup for the Company's unrated commercial paper program, $552.0 million was available under the Company's Credit Agreement to meet short-term liquidity needs. There are no principal payments required under the Credit Agreement until its expiration on July 20, 2002.

COMMON STOCK

On September 5, 1995 the Company issued approximately 10.7 million shares of common stock in connection with the redemption of its 6 3/8% Convertible Junior Subordinated Notes and the election by holders to convert their Notes to stock.

REPURCHASE AND REDEMPTION OF DEBT

During 1995 the Company issued a notice in which it elected to redeem the remaining outstanding amount of its 6 3/8% Convertible Junior Subordinated Notes. The holders elected thereupon to convert their Notes into 10.7 million shares of common stock. The Company also repurchased, on the open market, $29.1 million of its 9 1/4% Senior Secured Debentures and $253.9 million of its various senior subordinated debt issues. The repurchases were effected using additional bank borrowings, cash from operations, proceeds from the sale of assets, and working capital improvements. The outstanding balances of these debt issues at December 30, 1995, were $857.1 million for the Senior Subordinated Debt issues and $131.0 million for the 9 1/4% Senior Secured Debentures.
During 1994 the Company redeemed the remaining outstanding amounts of its 11 1/8% Senior Notes, its 8 3/4% Senior Subordinated Reset Notes, and its 8 1/4% Convertible Junior Subordinated Debentures. The Company also repurchased $144.8 million of its various senior subordinated debt issues and $39.9 million of its 9 1/4% Senior Secured Debentures. The redemptions and repurchases were affected using funds from asset sales, the sale of treasury stock to employee benefit plans, proceeds from new financings, excess cash from operations and additional bank borrowings. The outstanding balances of these debt issues at December 31, 1994, were $1.105 billion for the Senior Subordinated Debt issues and $160.2 million for the 9 1/4% Senior Secured Debentures.

During 1993 the Company repurchased $300.6 million face amount of Junior Subordinated Discount Debentures with an accreted value of $285.1 million, $71.2 million Senior Subordinated Debentures, $111.6 million Senior Notes, and $33.5 million Senior Subordinated Reset Notes. Additionally, the Company redeemed the remaining $498.2 million Junior Subordinated Discount Debentures.

CAPITAL EXPENDITURES

Capital expenditures totaled $726.1 million for 1995, a 36% increase over 1994's total of $534.0 million. Capital outlays in 1993 were $376.1 million. During 1995 the Company opened, acquired or expanded 83 food stores and 19 convenience stores compared to 82 food stores and 17 convenience stores in 1994 and 46 food stores and 10 convenience stores in 1993. The Company also completed 62 food store and 12 convenience store remodels during 1995. During 1995, 32 food stores were closed or sold. The Company closed 13 convenience stores during 1995 and completed the sale of its 116 store Time Savers convenience store subsidiary.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED
Capital expenditures in 1995 include $492.7 million of construction-in-progress at year-end compared to $284.9 million at year-end 1994; a 73% increase. This increase reflects the Company's strategy of growth through expansion as well as the Company's emphasis, whenever possible, on self-development of store projects, which take many months to complete. The Company prefers self-development rather than build-to-suit leases because of the Company's favorable borrowing rates. The annual occupancy cost for a company-owned store is approximately $1 per square foot less expensive than for a leased store. In 1995 the Company opened or expanded 23 more Company owned stores and properties than in 1994.
The Company expects 1996 capital expenditures, including additional Company owned real estate, logistics projects, and continuing technology investments, to total approximately $800-$850 million. Food store square footage is expected to increase 6-7% by the opening, expansion or acquisition of approximately 115 food stores. The Company also expects to complete within-the-wall remodels of 50-60 food stores. The increased square footage is planned for existing Company markets where the Company has an established market position and an existing administrative and logistical network. The Company's ability to execute its capital expenditure plan will depend, in part, on its ability to generate continued EBITD growth.

CONSOLIDATED STATEMENT OF CASH FLOWS

During 1995 the Company generated $798.5 million in cash from operating activities compared to $750.3 million in 1994 and $617.3 million in 1993. The increase from 1994 is primarily due to an increase in net earnings before extraordinary losses of $50.0 million. Additionally, non-cash charges against operating income for depreciation and amortization increased $31.4 million and non-operating gains included in net earnings decreased $21.8 million. Offsetting these net increases in cash from operating activities was a decrease of $52.9 million in cash from changes in operating assets and liabilities. This decrease was primarily the result of a net increase in long-term liabilities of only $12.6 million as compared to $58.0 million in 1994. The increase in 1994 from 1993 is due to an increase in net earnings before extraordinary loss of $98.1 million and an increase in cash from changes in operating assets and liabilities of $195.9 million as compared to $105.5 million in 1993.
Investing activities used $665.6 million compared to $546.5 million of cash used in 1994 and $368.3 million of cash used in 1993. The increase in the use of cash in 1995 is due to an expansion in the level of capital expenditures over 1994 of $192.2 million, and a decline of $22.8 million in the source of cash from sales of assets. Offsetting these uses of cash was a $73.2 million net decrease in the use of cash for the purchase of investments and a $22.6 million reduction in additions to property held for sale. The increase in 1994 from 1993 was due to additional capital expenditures of $157.8 million, an increase of $43.5 million in the use of cash for investments and $8.8 million for 1994 additions to property held for sale, offset by a net increase of $32.0 million in the source of cash from sales of assets. The increase in investments in 1994 was primarily due to the purchase of debt issued by a lender of certain of the Company's structured financings. (See Liquidity and Capital Resources) Cash used by financing activities in 1995 totaled $160.2 million compared to $297.8 million and $231.7 million in 1994 and 1993, respectively. The decrease in the use of cash during 1995 as compared to 1994 is due to a 1995 net debt reduction of $191.0 million versus 1994's net debt reduction of $304.1 million. Additionally, $18.6 million less cash was needed for debt prepayments and finance charges and an additional $18.6 million was provided by book overdrafts. Offsetting these items was a $12.3 million reduction in cash provided from the sale of stock and related transactions. The increase in 1994 from 1993 is due to a net reduction in proceeds from the sale of stock offset by a lower level of debt reduction.

OTHER ISSUES

The Company is party to more than 200 collective bargaining agreements with local unions representing approximately 160,000 of the Company's employees. During 1995 the Company negotiated over 50 labor contracts, all of which were settled with no work stoppages. Typical agreements are 3 to 5 years in

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTINUED duration, and as such agreements expire, the Company expects to negotiate with the unions and to enter into new collective bargaining agreements. There can be no assurance, however, that such agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the results of the Company's operations. Major union contracts that will be negotiated in 1996 include Denver, Dallas and Toledo store employees.
In March 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The Company will implement the statement in the first quarter 1996, the effect of which will not be significant to the financial statements.
In October 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The Company expects to elect to continue to measure compensation cost for stock compensation plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees". The 1996 adoption of FASB No. 123, therefore, will have no effect on reported earnings.

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Shareowners and Board of Directors
The Kroger Co.

We have audited the accompanying consolidated balance sheet of The Kroger Co. as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations and accumulated deficit, and cash flows for the years ended December 30, 1995, December 31, 1994, and January 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kroger Co. as of December 30, 1995 and December 31, 1994, and the consolidated results of its operations and its cash flows for the years ended December 30, 1995, December 31, 1994, and January 1, 1994, in conformity with generally accepted accounting principles.
As discussed in the notes to the consolidated financial statements, the Company changed its method of accounting for postretirement benefit costs other than pensions, as of January 3, 1993.

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.
Cincinnati, Ohio
January 24, 1996

                           CONSOLIDATED BALANCE SHEET

                            DECEMBER 30, DECEMBER 31,
(In thousands of dollars)       1995         1994
- -----------------------------------------------------
ASSETS
Current assets
 Cash and temporary cash
  investments..............  $       --   $   27,223
 Receivables...............     288,067      270,811
 Inventories:
  FIFO cost................   2,034,880    2,053,207
  Less LIFO reserve........    (449,163)    (438,184)
                             ----------   ----------
                              1,585,717    1,615,023
 Property held for sale....      40,527       39,631
 Prepaid and other current
  assets...................     192,673      199,437
                             ----------   ----------
   Total current assets....   2,106,984    2,152,125
Property, plant and equip-
 ment, net.................   2,662,338    2,252,663
Investments and other as-
 sets......................     275,395      302,886
                             ----------   ----------
   TOTAL ASSETS............  $5,044,717   $4,707,674
                             ==========   ==========
LIABILITIES
Current liabilities
 Current portion of long-
  term debt................  $   24,939   $    7,926
 Current portion of obliga-
  tions under capital
  leases...................       8,975        8,467
 Accounts payable..........   1,540,067    1,425,612
 Other current liabilities.     991,456      952,963
                             ----------   ----------
   Total current liabili-
    ties...................   2,565,437    2,394,968
Long-term debt.............   3,318,499    3,726,343
Obligations under capital
 leases....................     171,229      162,851
Deferred income taxes......     153,232      172,690
Other long-term liabili-
 ties......................     439,333      404,506
                             ----------   ----------
   TOTAL LIABILITIES.......   6,647,730    6,861,358
                             ----------   ----------
SHAREOWNERS' DEFICIT
Common capital stock, par
 $1
 Authorized: 350,000,000
  shares
 Issued: 1995--133,777,921
  shares
1994--120,573,148 shares...     586,541      338,568
Accumulated deficit........  (1,945,923)  (2,248,736)
Common stock in treasury,
 at cost
1995--9,575,950 shares.....
1994--9,576,231 shares.....    (243,631)    (243,516)
                             ----------   ----------
   TOTAL SHAREOWNERS' DEFI-
    CIT....................  (1,603,013)  (2,153,684)
                             ----------   ----------
   TOTAL LIABILITIES AND
    SHAREOWNERS' DEFICIT...  $5,044,717   $4,707,674
                             ==========   ==========
- -----------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT Years Ended December 30, 1995, December 31, 1994 and January 1, 1994

                                             1995         1994         1993
(In thousands, except per share amounts)  (52 WEEKS)   (52 WEEKS)   (52 WEEKS)
- --------------------------------------------------------------------------------
Sales.................................... $23,937,795  $22,959,122  $22,384,301
                                          -----------  -----------  -----------
Costs and expenses
 Merchandise costs, including warehousing
  and transportation.....................  18,098,027   17,404,940   17,109,060
 Operating, general and administrative...   4,406,445    4,228,046    4,024,468
 Rent....................................     299,828      299,473      290,309
 Depreciation and amortization...........     311,272      277,750      263,810
 Net interest expense....................     312,685      327,550      389,991
 Other charges...........................                                22,725
                                          -----------  -----------  -----------
   Total.................................  23,428,257   22,537,759   22,100,363
                                          -----------  -----------  -----------
Earnings before tax expense, extraordi-
 nary loss and cumulative effect of
 change in accounting....................     509,538      421,363      283,938
Tax expense..............................     190,672      152,460      113,133
                                          -----------  -----------  -----------
Earnings before extraordinary loss and
 cumulative effect of change in account-
 ing.....................................     318,866      268,903      170,805
Extraordinary loss, net of income tax
 credit..................................     (16,053)     (26,707)     (23,832)
Cumulative effect of change in account-
 ing, net of income tax credit...........                              (159,193)
                                          -----------  -----------  -----------
   Net earnings (loss)................... $   302,813  $   242,196  $   (12,220)
                                          ===========  ===========  ===========
Accumulated Deficit
 Beginning of year....................... $(2,248,736) $(2,490,932) $(2,475,561)
 Net earnings (loss).....................     302,813      242,196      (12,220)
 Sales of treasury stock below average
  cost...................................                                (3,151)
                                          -----------  -----------  -----------
 End of year............................. $(1,945,923) $(2,248,736) $(2,490,932)
                                          ===========  ===========  ===========
Primary earnings (loss) per Common Share
 Earnings before extraordinary loss and
  cumulative effect
  of change in accounting................      $ 2.65       $ 2.37       $ 1.60
 Extraordinary loss......................        (.13)        (.24)        (.22)
 Cumulative effect of change in account-                                  (1.49)
  ing....................................      ------       ------       ------
 Net earnings (loss).....................      $ 2.52       $ 2.13       $ (.11)
                                               ======       ======       ======
Average number of common shares used in
 primary
 calculation.............................     120,413      113,537      106,711
Fully-diluted earnings (loss) per Common
 Share
 Earnings before extraordinary loss and
  cumulative effect
  of change in accounting................      $ 2.50       $ 2.19       $ 1.50
 Extraordinary loss......................        (.12)        (.21)        (.19)
 Cumulative effect of change in account-                                  (1.28)
  ing....................................      ------       ------       ------
 Net earnings............................      $ 2.38       $ 1.98       $  .03
                                               ======       ======       ======
Average number of common shares used in
 fully-diluted
 calculation.............................     129,232      129,714      124,293

- --------------------------------------------------------------------------------
The accompanying notes are an integral part of the consolidated financial statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
Years Ended December 30, 1995, December 31, 1994, and January 1, 1994

                                               1995        1994         1993
(In thousands of dollars)                   (52 WEEKS)  (52 WEEKS)   (52 WEEKS)
- ---------------------------------------------------------------------------------
Cash Flows From Operating Activities:
 Net earnings (loss)....................... $ 302,813   $   242,196  $   (12,220)
 Adjustments to reconcile net earnings
  (loss) to net cash provided by operating
  activities:
  Extraordinary loss.......................    16,053        26,707       23,832
  Cumulative effect of change in
   accounting..............................                              159,193
  Depreciation and amortization............   311,272       277,750      263,810
  Amortization of discount on Junior
   Subordinated Debentures.................                               64,198
  Amortization of deferred financing costs.    13,189        15,305       15,051
  Gain on sale of investment...............                 (25,099)
  Loss (gain) on sale of property, plant
   and equipment...........................      (710)       (3,672)       1,004
  LIFO charge (credit).....................    14,103        16,087       (3,172)
  Non-cash contribution....................                   4,364
  Other changes, net.......................    (1,176)          694          140
  Net increase in cash from changes in
   operating assets and liabilities, net of
   effects from sale of subsidiary,
   detailed hereafter......................   143,002       195,931      105,495
                                            ---------   -----------  -----------
   Net cash provided by operating
    activities.............................   798,546       750,263      617,331
                                            ---------   -----------  -----------
Cash Flows From Investing Activities:
 Capital expenditures......................  (726,142)     (533,965)    (376,138)
 Proceeds from sale of assets..............    49,530        21,819       40,296
 (Increase) decrease in property held for
  sale.....................................     2,942       (19,694)     (10,900)
 (Increase) decrease in other investments..     8,106       (65,124)     (21,602)
 Proceeds from sale of investment..........                  50,469
                                            ---------   -----------  -----------
   Net cash used by investing activities...  (665,564)     (546,495)    (368,344)
                                            ---------   -----------  -----------
Cash Flows From Financing Activities:
 Debt prepayment costs.....................   (22,244)      (24,696)     (33,484)
 Financing charges incurred................    (6,716)      (22,868)     (18,159)
 Principal payments under capital lease
  obligations..............................    (8,780)       (8,249)      (7,557)
 Proceeds from issuance of long-term debt..   113,246       902,979      724,826
 Reductions in long-term debt..............  (304,234)   (1,207,125)  (1,147,807)
 Book overdrafts...........................    18,633
 Proceeds from issuance of capital stock...    38,451        24,753      212,015
 Proceeds from sale of treasury stock......       151        30,609       36,277
 Capital stock reacquired..................      (217)         (257)         (96)
 Tax benefit of non-qualified stock
  options..................................    11,505         7,056        2,256
                                            ---------   -----------  -----------
   Net cash used by financing activities...  (160,205)     (297,798)    (231,729)
                                            ---------   -----------  -----------
Net increase (decrease) in cash and
 temporary cash investments................   (27,223)      (94,030)      17,258
Cash and Temporary Cash Investments:
 Beginning of year.........................    27,223       121,253      103,995
                                            ---------   -----------  -----------
 End of year............................... $      --   $    27,223  $   121,253
                                            =========   ===========  ===========

Years Ended December 30, 1995, December 31, 1994, and January 1, 1994

                                                  1995       1994       1993
(In thousands of dollars)                      (52 WEEKS) (52 WEEKS) (52 WEEKS)
- -------------------------------------------------------------------------------
Increase (Decrease) In Cash From Changes In
 Operating Assets And Liabilities:
 Inventories (FIFO)...........................  $ 10,396   $(51,831)  $(12,239)
 Receivables..................................   (18,207)    17,114    (12,752)
 Prepaid and other current assets.............    (3,992)    (5,749)   (10,993)
 Accounts payable.............................    98,681     68,080     59,902
 Accrued expenses.............................    43,501    110,290      8,037
 Deferred income taxes........................   (10,008)    (4,170)     2,175
 Other liabilities............................    22,631     62,197     71,365
                                                --------   --------   --------
                                                $143,002   $195,931   $105,495
                                                ========   ========   ========
- -------------------------------------------------------------------------------

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
All dollar amounts are in thousands except per share amounts.

ACCOUNTING POLICIES

The following is a summary of the significant accounting policies followed in preparing these financial statements:

 Principles of Consolidation
The consolidated financial statements include the Company and all of its subsidiaries. Certain prior year amounts have been reclassified to conform to the 1995 presentation.

 Pervasiveness of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Segments of Business
The Company operates primarily in one business segment--retail food and drug stores, predominately in the Midwest and South as well as Colorado, Arizona, and Kansas. This segment represents more than 90% of consolidated revenue, operating profit and identifiable assets. The Company also manufactures and processes food for sale by its supermarkets and operates convenience stores.

 Inventories
Inventories are stated at the lower of cost (principally LIFO) or market. Approximately 87% of inventories for 1995 and 89% of inventories for 1994 were valued using the LIFO method. Cost for the balance of the inventories is determined using the FIFO method.

 Property Held for Sale
Property held for sale includes the net book value of property, plant and equipment that the Company plans to sell. The property is valued at the lower of cost or market on an individual property basis.

 Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation and amortization, which includes the amortization of assets recorded under capital leases, are computed principally using the straight-line method over the estimated useful lives of individual assets, composite group lives or the initial or remaining terms of leases. Buildings and land improvements are depreciated based on lives varying from ten to 40 years and equipment depreciation is based on lives varying from three to 15 years. Leasehold improvements are amortized over their useful lives which vary from four to 25 years.

 Interest Rate Protection Agreements
The Company uses interest rate swaps and caps to hedge a portion of its borrowings against changes in interest rates. The interest differential to be paid or received is accrued as interest rates change and is recognized over the life of the agreements currently as a component of interest expense. Gains and losses from the disposition of hedge agreements are deferred and amortized over the term of the related agreements.

 Advertising Costs
The Company's advertising costs are predominately expensed as incurred and included in "operating, general and administrative expenses." Advertising expenses amounted to $281 million, $250 million and $226 million for 1995, 1994 and 1993, respectively.

 Deferred Income Taxes
Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their financial reporting bases. The types of differences that give rise to significant portions of deferred income tax liabilities or assets relate to: property, plant and equipment, inventories, accruals for restructuring and other charges, and accruals for compensation-related costs. Deferred income taxes are classified as a net current and noncurrent asset or liability based on the classification of the related asset or liability for financial reporting. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date. (See Taxes Based on Income footnote.)

 Consolidated Statement of Cash Flows
For purposes of the Consolidated Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be temporary cash investments.
Cash paid during the year for interest and income taxes was as follows:

                                                        1995     1994     1993
                                                      --------------------------
Interest............................................. $322,411 $329,570 $329,495
Income taxes.........................................  175,151  131,156   92,745

PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net consists of:

                                                          1995         1994
                                                       ------------------------
Land.................................................. $   231,624  $   214,156
Buildings and land improvements.......................     792,089      683,231
Equipment.............................................   2,609,915    2,441,648
Leaseholds and leasehold improvements.................     763,381      733,019
Construction-in-progress..............................     492,750      284,913
Leased property under capital leases..................     254,897      241,884
                                                       -----------  -----------
                                                         5,144,656    4,598,851
Accumulated depreciation and amortization.............  (2,482,318)  (2,346,188)
                                                       -----------  -----------
                                                       $ 2,662,338  $ 2,252,663

Substantially all property, plant and equipment, with the exception of leaseholds, collateralizes debt of the Company. (See Debt Obligations footnote.)

INVESTMENTS AND OTHER ASSETS

Investments and other assets consists of:

                                                                 1995     1994
                                                               -----------------
Deferred financing costs...................................... $ 85,417 $ 99,094
Goodwill......................................................   43,253   47,518
Investments in Debt Securities................................   58,988   68,752
Other.........................................................   87,737   87,522
                                                               -------- --------
                                                               $275,395 $302,886

The Company is amortizing deferred financing costs using the interest method. Substantially all goodwill is amortized on the straight-line method over 40 years. Investments in Debt Securities are held at their amortized cost and the Company intends to hold them to maturity.

OTHER CHARGES AND CREDITS

During 1994 the Company recorded a $25,100 pre-tax charge to recognize future lease commitments and losses on equipment in certain San Antonio stores sublet to Megafoods, Inc. which declared bankruptcy during 1994. The Company had sold its San Antonio stores to Megafoods in 1993. Also during 1994 the Company recorded a gain of $25,100 on the disposition of its investment in Hook-SupeRx, Inc. ("HSI"), as a part of the merger of HSI and a subsidiary of Revco D.S., after providing for certain tax indemnities related to HSI.
In 1994 the Company donated a portion of its stock investment in HSI, with a $4,364 pre-tax book value, to The Kroger Co. Foundation. The donation resulted in a $2,705 after tax expense ($.02 per fully diluted share) and produced a $5,942 tax benefit ($.04 per fully diluted share).
On June 14, 1993, the Company announced its intention to dispose of 15 San Antonio, Texas stores. The Company recognized a pre-tax charge of $22,725 in connection with the disposition. Severance pay, unemployment benefits costs and loss on sale of assets are included in this charge.

OTHER CURRENT LIABILITIES

Other current liabilities consists of:

                                                                 1995     1994
                                                               -----------------
Salaries and wages............................................ $286,058 $279,100
Taxes, other than income taxes................................  152,006  138,428
Interest......................................................   39,993   51,728
Other.........................................................  513,399  483,707
                                                               -------- --------
                                                               $991,456 $952,963

TAXES BASED ON INCOME

The provision for taxes based on income consists of:

                                                    1995      1994      1993
                                                  ----------------------------
Federal
 Current......................................... $178,936  $127,393  $ 92,863
 Deferred........................................  (10,008)    2,184     2,174
                                                  --------  --------  --------
                                                   168,928   129,577    95,037
State and local..................................   21,744    22,883    18,096
                                                  --------  --------  --------
                                                   190,672   152,460   113,133
Tax credit from extraordinary loss...............  (10,263)  (17,075)  (14,607)
Tax credit from cumulative effect of change in
 accounting......................................                      (89,546)
                                                  --------  --------  --------
                                                  $180,409  $135,385  $  8,980

Tax laws enacted in 1993 increased federal income tax rates retroactive to the beginning of 1993. Deferred taxes have been adjusted to reflect the increased federal income tax rates. This adjustment increased the deferred tax provision by $4,200 in 1993. Targeted job tax credits reduced the tax provision by $1,206 in 1995, $3,240 in 1994, and $2,608 in 1993.
A reconciliation of the statutory federal rate and the effective rate is as follows:

                                                               1995  1994  1993
                                                               ----------------
Statutory rate................................................ 35.0% 35.0% 35.0%
State income taxes, net of federal tax benefit................  2.8   3.5   4.1
Tax credits...................................................  (.4) (1.2) (1.0)
Tax rate change effect on deferred taxes......................              1.5
Other, net....................................................       (1.1)   .2
                                                               ----  ----  ----
                                                               37.4% 36.2% 39.8%

The tax effects of significant temporary differences and carryforwards that comprise deferred tax balances were as follows:

                                                            1995       1994
- -------------------------------------------------------------------------------
 Current deferred tax assets:
  Compensation related costs............................. $  25,983  $  30,823
  Insurance related costs................................    32,131     26,182
  Inventory related costs................................    19,045     17,474
  Other..................................................    25,076     28,145
                                                          ---------  ---------
                                                            102,235    102,624
                                                          ---------  ---------
 Current deferred tax liabilities:
  Compensation related costs.............................   (24,669)   (21,818)
  Lease accounting.......................................    (4,180)    (5,145)
  Inventory related costs................................   (27,585)   (23,053)
  Other..................................................    (9,118)    (6,475)
                                                          ---------  ---------
                                                            (65,552)   (56,491)
                                                          ---------  ---------
 Current deferred taxes, net (in prepaid and other cur-
  rent assets)........................................... $  36,683  $  46,133
 Long-term deferred tax assets:
  Compensation related costs............................. $ 118,255  $ 105,208
  Insurance related costs................................    40,956     28,337
  Lease accounting.......................................    23,748     22,885
  Other..................................................     8,293      7,134
                                                          ---------  ---------
                                                            191,252    163,564
                                                          ---------  ---------
 Long-term deferred tax liabilities:
  Depreciation...........................................  (295,303)  (284,957)
  Compensation related costs.............................   (14,100)   (11,310)
  Lease accounting.......................................    (5,845)    (9,146)
  Deferred charges.......................................    (7,979)    (8,859)
  Other..................................................   (21,257)   (21,982)
                                                          ---------  ---------
                                                           (344,484)  (336,254)
                                                          ---------  ---------
 Long-term deferred taxes, net........................... $(153,232) $(172,690)

DEBT OBLIGATIONS

Long-term debt consists of:

                                                              1995       1994
                                                           ---------- ----------
Variable rate Revolving Credit Facility, due 2002........  $1,008,128 $  979,253
9 1/4% Senior Secured Debentures, due 2005...............     131,011    160,150
8 1/2% Senior Secured Debentures, due 2003...............     200,000    200,000
9% Senior Subordinated Notes, due 1999...................     125,000    125,000
9 3/4% Senior Subordinated Debentures, due 2004..........     102,419    126,550
9 3/4% Senior Subordinated Debentures, due 2004, Series
 B.......................................................      48,051     70,000
9 7/8% Senior Subordinated Debentures, due 2002..........      86,658    211,150
6 3/4% to 9 5/8% Senior Subordinated Notes, due 1999 to
 2009....................................................     355,774    349,602
10% Senior Subordinated Notes, due 1999..................     139,244    222,550
6 3/8% Convertible Junior Subordinated Notes, due 1999...                200,000
10% Mortgage loans, with semi-annual payments due through
 2004....................................................     606,982    608,163
5 1/10% to 10 1/4% Industrial Revenue Bonds, due in vary-
 ing amounts through 2021................................     205,035    206,095
7 7/8% to 12 7/8% mortgages, due in varying amounts
 through 2017............................................     297,313    253,301
3 1/2% to 11% notes, due in varying amounts through 2017.      37,823     22,455
                                                           ---------- ----------
Total debt...............................................   3,343,438  3,734,269
Less current portion.....................................      24,939      7,926
                                                           ---------- ----------
Total long-term debt.....................................  $3,318,499 $3,726,343

The aggregate annual maturities and scheduled payments of long-term debt for the five years subsequent to 1995 are:

        1996...................................................... $ 24,939
        1997...................................................... $ 11,838
        1998...................................................... $ 16,839
        1999...................................................... $337,419
        2000...................................................... $ 38,212

The Company has purchased a portion of the debt issued by the lenders of certain of its structured financings, which cannot be retired early, in an effort to effectively further reduce the Company's interest expense. Excluding the debt incurred to make these purchases, which are classified as investments, the Company's total debt would be $58,988 less or $3,284,450 at year-end 1995 compared to $3,665,517 billion at year-end 1994.

 Credit Agreement
The Company has outstanding a Senior Competitive Advance and Revolving Credit Facility Agreement, dated as of July 19, 1994, as amended, (the "Credit Agreement"). The following constitutes only a summary of the principal terms and conditions of the Credit Agreement. Reference is directed to the Credit Agreement attached as an exhibit to the Company's Current Report on Form 8-K dated July 20, 1994.
The Credit Agreement provides for a $1,750,000 Senior Competitive Advance and Revolving Credit Facility (the "Facility"), which expires on July 20, 2002, and is not otherwise subject to amortization.

 Interest Rates
Borrowings under the Facility bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the average of the publicly announced prime rate of Chemical Bank and Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for three month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate or (ii) an adjusted Eurodollar rate based upon the London interbank offered rate ("Eurodollar Rate") plus the Applicable Percentage which varies from .125% to .5% based upon the Company's achievement of a financial ratio. At

December 30, 1995, the Applicable Percentage was .3125% for Eurodollar Rate advances. The Company also pays a facility fee ("Facility Fee") based on the entire $1,750,000 Facility which varies from .125% to .25% based upon the Company's achievement of a financial ratio. The Facility Fee at December 30, 1995 was .1875%.

 Collateral
The Company's obligations under the Facility are collateralized by a pledge of a substantial portion of the Company's and certain of its subsidiaries' assets, including substantially all of the Company's and such subsidiaries' inventory and equipment and the stock of all subsidiaries. Such assets also collateralize the Company's obligations under its existing or hereafter issued senior secured debt.
The Company is entitled to a release of the collateral under the Facility, upon request, if certain senior debt ratings are achieved or if its consolidated ratio of net total debt to consolidated EBITD for the most recently ended fiscal quarter is 3.15 to 1.0 or lower. The Company's ratio at December 30, 1995 was 2.99 to 1.0, and the Company expects to request the release of collateral in April, 1996.

 Prepayment
The Company may prepay the Facility, in whole or in part, at any time, without a prepayment penalty.

 Certain Covenants
The Credit Agreement contains covenants which, among other things, (i) restrict investments, capital expenditures, and other material outlays and commitments relating thereto; (ii) restrict the incurrence of debt, including the incurrence of debt by subsidiaries; (iii) restrict dividends and payments, prepayments, and repurchases of capital stock; (iv) restrict mergers and acquisitions and changes of business or conduct of business; (v) restrict transactions with affiliates; (vi) restrict certain sales of assets; (vii) restrict changes in accounting treatment and reporting practices except as permitted under generally accepted accounting principles; (viii) require the maintenance of certain financial ratios and levels, including fixed charge coverage ratios and total debt ratios; and (ix) require the Company to maintain interest rate protection providing that at least 50% of the Company's indebtedness for borrowed money is maintained at a fixed rate of interest.

 Interest Rate Protection Program
The Company uses derivatives to limit its exposure to rising interest rates. The guidelines the Company follows are: (i) use average daily bank balance to determine annual debt amounts subject to interest rate exposure, (ii) limit the annual amount of debt subject to interest rate reset and the amount of floating rate debt to a combined total of $1 billion or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status. The Company's compliance with these guidelines is reviewed semi-annually with the Financial Policy Committee of the Company's Board of Directors.
The Company currently has in place various interest rate hedging agreements with notional amounts aggregating $3,165,000. The effect of these agreements is to: (i) fix the rate on $425,000 floating rate debt, with $200,000 of swaps expiring in May 1996, $100,000 expiring in December 1998, and the remaining $125,000 expiring in January 1999, for which the Company pays an average rate of 6.34% and receives 6 month LIBOR; (ii) fix the rate on $530,000 floating rate debt incurred to purchase the Company's high-rate public bonds in the open market to match the original maturity of the debt purchased, with the Company borrowing at an effective rate that is lower than the yield to maturity of the repurchased debt and paying an average rate of 7.52% on these agreements which will expire $75,000 in 2000, $395,000 in 2001, and $60,000 in 2002; (iii) swap the contractual interest rate on $350,000 of seven and ten year debt instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 7.04%, with $100,000 of these contracts expiring in May 1999 and the remaining $250,000 expiring in August 2002, and concurrently, fixing the rate on $300,000 of floating rate debt, with $100,000 of swaps expiring in August 1996, $100,000 expiring in May 1997, and $100,000 expiring in August 1998, for which the Company pays an average rate of 6.38%; effectively changing a portion of the Company's interest rate exposure from seven to ten years to three to five years; (iv) swap the contractual interest rate on $735,000 of four, seven and ten year fixed-rate instruments into floating-rate instruments, for which the Company pays 6 month LIBOR and receives an average rate of 5.99%, with $75,000 of these swaps expiring in February 1998, $75,000 expiring in March 1998, $50,000 expiring in October 1999, $100,000 expiring in November 1999, $50,000 expiring in July 2000, $110,000 expiring in November 2000, $125,000 expiring in January 2001, and $150,000 expiring in July 2003; and (v) cap six month LIBOR on $825,000 for one to five years at rates between 5.0% and 6.0%, with $275,000 expiring in the first quarter of 1996, $50,000 of the caps expiring in each of July 1997 and July 1998, $100,000 expiring in December 1997, $100,000 expiring in each of January 1997 and January 1998, and the remaining $150,000 expiring in January 1999. Interest expense was increased $2,760 in 1995 and reduced $13,449 and $11,943 in 1994 and 1993, respectively, as a result of the Company's hedging program.
The present value of the estimated annual effect on future interest expense of the Company's derivative portfolio, based on six month LIBOR of 5.5% as in effect at year-end and the forward yield curve at year-end is:

                                                       YEAR-END
                                                        LIBOR    FORWARD YIELD
                                                       AT 5.5%       CURVE
                                                       --------  ---------------
                                                                           LIBOR
                                                       INCOME (EXPENSE)    RATE
                                                       ------------------  -----
1996.................................................. $ (7,311) $ (7,322) 5.29%
1997..................................................   (5,349)   (5,166) 5.24%
1998..................................................   (4,646)   (4,786) 5.62%
1999..................................................   (3,535)   (4,361) 5.85%
2000..................................................   (4,237)   (4,810) 5.99%
2001..................................................   (1,102)   (1,670) 6.16%
2002..................................................    1,851       434  6.22%
2003..................................................      292      (148) 6.33%
                                                       --------  --------
                                                       $(24,037) $(27,829)

(See Fair Value of Financial Instruments footnote.)

 9 1/4% Senior Secured Debentures
On January 25, 1993, the Company issued $200,000 of 9 1/4% Senior Secured Debentures (the "9 1/4% Senior Secureds"). As of December 30, 1995, the Company has repurchased $68,989 of this issue, $29,139 of these repurchases were completed in 1995. The 9 1/4% Senior Secureds become due on January 1, 2005. The 9 1/4% Senior Secureds are redeemable at any time on or after January 1, 1998, in whole or in part at the option of the Company. The redemption prices commence at 104.625% and are reduced by 1.156% annually until January 1, 2002 when the redemption price is 100%.

 8 1/2% Senior Secured Debentures
On July 1, 1993, the Company issued $200,000 of 8 1/2% Senior Secured Debentures (the "8 1/2% Senior Secureds"). The 8 1/2% Senior Secureds become due on June 15, 2003. The 8 1/2% Senior Secureds are redeemable at any time on or after June 15, 1998, in whole or in part at the option of the Company. The redemption prices commence at 104.250% and are reduced by 1.4165% annually until June 15, 2001, when the redemption price is 100%.

 Senior Subordinated Indebtedness
Senior Subordinated Indebtedness consists of the following: (i) $125,000 9% Senior Subordinated Notes due August 15, 1999, redeemable at any time on or after August 15, 1996 in whole or in part at the option of the Company at par;
(ii) $175,000 9 3/4% Senior Subordinated Debentures due February 15, 2004, redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company, commencing at 104.875% in 1997 and reduced by 1.625% annually until 2000 when the redemption price is 100% (of the total $72,581 repurchased by the Company, $24,131 was repurchased in 1995); (iii) $100,000 9 3/4% Senior Subordinated Debentures due February 15, 2004, Series B, redeemable at any time on or after February 15, 1997 in whole or in part at the option of the Company, commencing at 104.875% in 1997 and reduced by 1.625% annually until 2000 when the redemption price is 100% (the Company has repurchased $51,949 of the 9 3/4% Senior Subordinated Debentures, Series B. $21,949 of these purchases occurred in 1995); (iv) $250,000 9 7/8% Senior Subordinated Debentures due August 1, 2002, redeemable at any time on or after August 1, 1999, in whole or in part at the option of the Company at par (the Company has repurchased $163,342 of the 9 7/8% Senior Subordinated Debentures, $124,492 in
1995); (v) $355,774 6 3/4% to 9 5/8% Senior Subordinated Notes due March 15, 1999 to October 15, 2009, with portions of these issues subject to early redemption by the Company; (vi) $250,000 10% Senior Subordinated Notes due May 1, 1999. This issue is not subject to early redemption by the Company. The Company repurchased $83,306 of the 10% Senior Subordinated Notes during 1995. A total of $110,756 of this issue has been repurchased. The proceeds from these offerings, together with proceeds from the sale of common stock were used to repay, purchase or redeem outstanding indebtedness of the Company in the year issued.

 6 3/8% Convertible Junior Subordinated Notes
The 6 3/8% Convertible Junior Subordinated Notes were converted at the election of the holders into approximately 10.7 million shares of common stock on or before the redemption date of September 5, 1995.

 Redemption Event
Subject to certain conditions (including repayment in full of all obligations under the Credit Agreement or obtaining the requisite consents under the Credit Agreement), the Company's publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days' notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. "Redemption Event" is defined in the indentures as the occurrence of
(i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company or (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company's Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company.

 Mortgage Financing
During 1989 the Company completed a $612,475, 10% mortgage financing of 127 of its retail properties, distribution warehouse facilities, food processing facilities and other properties (the "Properties"), with a net book value of $325,327 held by 13 newly formed wholly-owned subsidiaries. The wholly-owned subsidiaries mortgaged the Properties, which are leased to the Company or affiliates of the Company, to a newly formed special purpose corporation, Secured Finance Inc.
The mortgage loans had an original maturity of 15 years. The Properties are subject to the liens of Secured Finance Inc. The mortgage loans are subject to semi-annual payments of interest and principal on $150,000 of the borrowing based on a 30-year payment schedule and interest only on the remaining $462,475 principal amount. The unpaid principal amount will be due on December 15, 2004.

 Commercial Paper
Under the Credit Agreement the Company is permitted to issue up to $1,750,000 of unrated commercial paper and borrow up to $1,750,000 from the lenders under the Credit Agreement on a competitive bid basis. The total of unrated commercial paper, $221,739 at December 30, 1995, and competitive bid borrowings, $462,000 at December 30, 1995, however, may not exceed $1,750,000. All commercial paper and competitive bid borrowings must be supported by availability under the Credit Agreement. These borrowings have been classified as long-term because the Company expects that during 1996 these borrowings will be refinanced using the same type of securities. Additionally, the Company has the ability to refinance the short-term borrowings under the Facility which matures July 20, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

 Cash And Short-term Investments
The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-term Investments
The fair values of these investments are estimated based on quoted market prices for those or similar investments.

 Long-term Debt
The fair value of the Company's long-term debt, including the current portion thereof, is estimated based on the quoted market price for the same or similar issues.

 Interest Rate Protection Agreements
The fair value of these agreements is based on the net present value of the future cash flows using the forward interest rate yield curve in effect at the respective years-end. If the swaps and caps were cancelled as of the respective years-end the result would have been a net cash outflow for 1995 and 1994. The swaps and caps are linked to the Company's debt portfolio. The improvement in the value of the swaps and caps relates to a decrease in market rates during 1995, a corresponding increase in the fair value of linked debt, and a change in the mix of swaps held. (See Accounting Policies and Debt Obligations footnotes.)
The estimated fair values of the Company's financial instruments are as follows:

                                          1995                   1994
                                  ---------------------  ---------------------
                                             ESTIMATED              ESTIMATED
                                   CARRYING     FAIR      CARRYING     FAIR
                                    VALUE      VALUE       VALUE      VALUE
                                  ---------- ----------  ---------- ----------
Cash and short-term investments.                         $   27,223 $   27,223
Long-term investments for which
 it is
 Practicable....................  $   53,423 $   53,423  $   68,752 $   68,752
 Not Practicable................  $   29,508 $      --   $   38,672 $      --
Long-term debt for which it is
 Practicable....................  $1,795,139 $1,942,414  $2,273,165 $2,375,293
 Not Practicable................  $1,548,299 $      --   $1,461,104 $      --
Interest Rate Protection Agree-
 ments
 Variable rate pay swaps........  $      --  $   30,595  $      --  $  (92,925)
 Fixed rate pay swaps...........  $      --  $  (56,120) $      --  $   15,572
 Interest rate caps.............  $    6,773 $    3,378  $    6,823 $   22,451
                                  ---------- ----------  ---------- ----------
                                  $    6,773 $  (22,147) $    6,823 $  (54,902)

The investments for which it was not practicable to estimate fair value relate to equity investments in unrelated entities for which there is no market and investments in real estate development partnerships for which there is no market.
It was not practicable to estimate the fair value of $1,008,128 of long-term debt outstanding under the Company's Credit Agreement. There is no liquid market for this debt. The remaining long-term debt that it was not practicable to estimate relates to Industrial Revenue Bonds of $205,035, various mortgages of $297,313, and other notes of $37,823 for which there is no market.

LEASES

The Company operates primarily in leased facilities. Lease terms generally range from 10 to 25 years with options to renew at varying terms. Certain of the leases provide for contingent payments based upon a percent of sales. Rent expense (under operating leases) consists of:

                                                        1995     1994     1993
                                                       ------- -------- --------
Minimum rentals....................................... 288,961 $288,499 $275,336
Contingent payments...................................  10,867   10,974   14,973
                                                       ------- -------- --------
                                                       299,828 $299,473 $290,309

Assets recorded under capital leases consists of:

                                                             1995      1994
                                                           --------  ---------
Distribution and manufacturing facilities.................   35,382  $  38,742
Store facilities..........................................  219,515    203,142
Less accumulated amortization............................. (118,482)  (112,403)
                                                           --------  ---------
                                                            136,415  $ 129,481

Minimum annual rentals for the five years subsequent to 1995 and in the aggregate are:

                                                            CAPITAL  OPERATING
                                                             LEASES    LEASES
                                                            -------- ----------
1996....................................................... $ 30,454 $  277,213
1997.......................................................   29,654    263,073
1998.......................................................   29,006    249,876
1999.......................................................   28,715    233,632
2000.......................................................   27,773    215,374
Thereafter.................................................  235,929  1,746,018
                                                            -------- ----------
                                                             381,531 $2,985,186
Less estimated executory costs included in capital leases..   22,769
                                                            --------
Net minimum lease payments under capital leases............  358,762
Less amount representing interest..........................  178,558
                                                            --------
Present value of net minimum lease payments under capital
 leases.................................................... $180,204

EXTRAORDINARY LOSS

The extraordinary loss in 1995, 1994 and 1993 relates to premiums paid to retire certain indebtedness early and the write-off of related deferred financing costs.

EARNINGS (LOSS) PER COMMON SHARE

Primary earnings (loss) per common share equals net earnings (loss) divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. Fully diluted earnings per common share for 1995 is computed by adjusting both net earnings and shares outstanding as if the September

1995 conversion of the Convertible Junior Subordinated Notes occurred on the first day of the year. The net earnings adjustment in 1995 was $3,590. Shares outstanding are also adjusted for the dilutive effect of stock options. Fully diluted earnings per common share for 1994 and 1993 equals net earnings plus after-tax interest incurred on the 8 1/4% Convertible Junior Subordinated Debentures up to the date of their redemption on October 24, 1994, and on the 6 3/8% Convertible Junior Subordinated Notes of $14,805 and $16,065, respectively, divided by common shares outstanding after giving effect to dilutive stock options and for shares assumed to be issued on conversion of the Company's convertible securities.

PREFERRED STOCK

The Company has authorized 5,000,000 shares of voting cumulative preferred stock; 2,000,000 were available for issuance at December 30, 1995. The stock has a par value of $100 and is issuable in series.

COMMON STOCK

The Company has authorized 350,000,000 shares of $1 par common stock. The main trading market for the Company's common stock is the New York Stock Exchange, where it is listed under the symbol KR. For the three years ended December 30, 1995, changes in common stock were:

                                            ISSUED             IN TREASURY
                                     --------------------  --------------------
                                       SHARES     AMOUNT     SHARES     AMOUNT
                                     ------------------------------------------
January 2, 1993....................  104,378,000 $104,378  12,925,729  $328,861
Exercise of stock options including
 restricted stock grants...........      896,173   10,658       9,342        62
Sale of treasury shares to the
 Company's employee benefit plans..               (12,251) (2,033,225)  (51,679)
Shares issued through public offer-
 ing...............................   13,275,000  203,493
Tax benefit from exercise of non-
 qualified stock options...........                 2,256
                                     ----------- --------  ----------  --------
January 1, 1994....................  118,549,173  308,534  10,901,846   277,244
Exercise of stock options including
 restricted stock grants...........    2,023,975   26,473      15,479       376
Sale of treasury shares to the
 Company's employee benefit plans..                (3,495) (1,341,094)  (34,104)
Tax benefit from exercise of non-
 qualified stock options...........                 7,056
                                     ----------- --------  ----------  --------
December 31, 1994..................  120,573,148  338,568   9,576,231   243,516
Exercise of stock options including
 restricted stock grants...........    2,506,667   40,017       8,120       272
Shares issued on conversion of Con-
 vertible Junior Subordinated
 Notes.............................   10,698,106  196,451      (8,401)     (157)
Tax benefit from exercise of non-
 qualified stock options...........                11,505
                                     ----------- --------  ----------  --------
December 30, 1995..................  133,777,921 $586,541   9,575,950  $243,631

The number of shareowners of record of common stock as of March 15, 1996, was 49,517.

STOCK OPTION PLANS
The Company grants options for common stock to employees under various plans, as well as to its non-employee directors owning a minimum of 1,000 shares of common stock of the Company, at an option price equal to the fair market value of the stock at the date of grant. In addition to cash payments, the plans provide for the exercise of options by exchanging issued shares of stock of the Company. At December 30, 1995 and December 31, 1994, 3,219,730 and 6,088,924
shares of common stock, respectively, were available for future options. Options may be granted under the 1987, 1988, 1990 and 1994 plans until 1997, 1998, 2000, and 2004, respectively, and generally will expire 10 years from the date of grant. Options granted prior to May 1994 become exercisable six months from the date of grant. Options granted beginning in May 1994 vest in one year to three years. At December 30, 1995, options for 8,869,223 shares were exercisable. All grants outstanding become immediately exercisable upon certain changes of control of the Company.
Changes in options outstanding under the stock option plans, excluding restricted stock grants, were:

                                                  SHARES SUBJECT  OPTION PRICE
                                                    TO OPTION    RANGE PER SHARE
                                                  -----------------------------
Outstanding, January 2, 1993.....................   12,201,697   $ 4.69--$23.44
Granted..........................................      314,865   $17.50--$21.13
Exercised........................................     (784,658)  $ 4.69--$18.69
Cancelled or expired.............................     (123,545)  $ 9.13--$23.44
                                                    ----------
Outstanding, January 1, 1994.....................   11,608,359   $ 4.92--$23.44
Granted..........................................    2,666,175   $20.57--$25.32
Exercised........................................   (1,878,973)  $ 4.92--$23.44
Cancelled or expired.............................      (89,679)  $ 9.13--$25.32
                                                    ----------
Outstanding, December 31, 1994...................   12,305,882   $ 4.92--$25.32
Granted..........................................    2,774,650   $25.50--$33.82
Exercised........................................   (2,339,390)  $ 4.92--$25.50
Cancelled or expired.............................      (77,615)  $ 9.13--$25.94
                                                    ----------
Outstanding, December 30, 1995...................   12,663,527   $ 4.92--$33.82

In addition to stock options, the Company may grant stock appreciation rights
(SARs). In general, the eligible optionees are permitted to surrender the related option and receive shares of the Company's common stock and/or cash having a value equal to the appreciation on the shares subject to the options. The appreciation of SARs is charged to earnings in the current period based upon the market value of common stock. As of December 30, 1995 and December 31, 1994, there were no SARs outstanding.
The Company also may grant limited stock appreciation rights (LSARs) to executive officers in tandem with the related options. LSARs operate in the same manner as SARs but are exercisable only following a change of control of the Company. As of December 30, 1995 and December 31, 1994, there were no LSARs outstanding.
Also, the Company may grant restricted stock awards to eligible employee participants. In general, a restricted stock award entitles an employee to receive a stated number of shares of common stock of the Company subject to forfeiture if the employee fails to remain in the continuous employ of the Company for a stipulated period. The holder of an award shall be entitled to the rights of a shareowner except that the restricted shares and the related rights to vote or receive dividends may not be transferred. The award is charged to earnings over the period in which the employee performs services and is based upon the market value of common stock at the date of grant for those grants without performance contingencies. As of December 30, 1995 and December 31, 1994, awards related to 209,426 and 95,509 shares, respectively, were outstanding. Of the 209,426 awards outstanding at December 30, 1995, 100,000 shares are contingent on the attainment of certain performance objectives. The charge to earnings for grants with performance-contingent vesting includes share appreciation between the grant date and the vesting date.
The Company may grant performance units, either in conjunction with or independent of a grant of stock options. Performance units entitle a grantee to receive payment in common stock and/or cash based on the extent to which performance goals for the specified period have been satisfied. As of December 30, 1995 and December 31, 1994, there were no performance units outstanding. Incentive shares may be granted which consist of shares of common stock issued subject to achievement of performance goals. No incentive shares were outstanding as of December 30, 1995 and December 31, 1994.

CONTINGENCIES

The Company continuously evaluates contingencies based upon the best available evidence.
Management believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from management's estimates, future earnings will be charged or credited.
The principal contingencies are described below:

Income Taxes--The Company has closed all tax years through 1983 with the Internal Revenue Service. The Internal Revenue Service has completed its examination of the Company's tax returns for 1984 through 1989. All issues have been resolved with one exception. Efforts to resolve this issue for years 1984 through 1986 with the Appeals Division of the Internal Revenue Service were unsuccessful. As a result the Company has filed a petition with the United States Tax Court in Washington, D.C. Litigation was completed in November 1995 and the decision is currently pending. This issue for years 1987 through 1989 is being held in abeyance pending the outcome of this court case. The Company has provided for this and other tax contingencies.

Insurance--The Company's workers' compensation risks are self-insured in certain states. In addition, other workers' compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers' compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are reinsured in unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation--Fry's Food Stores of Arizona, Inc. ("Fry's"), a subsidiary of the Company, is currently a defendant and cross-defendant in actions pending in the U.S. District Court for the Southern District of Florida entitled Harley S. Tropin v. Kenneth Thenen, et. al., No. 93-2502-CIV-MORENO and Walco Investments, Inc., et. al. v. Kenneth Thenen, et. al., No. 93-2534-CIV-MORENO. The plaintiff and cross-claimants in these actions seek unspecified damages against numerous defendants and cross-defendants, including Fry's. Plaintiffs and cross-claimants allege that a former employee of Fry's supplied false information to third parties in connection with purported sales transactions between Fry's and affiliates of Premium Sales Corporation or certain limited partnerships. Claims have been alleged against Fry's for breach of implied contract, aiding and abetting and conspiracy, conversion and civil theft, negligent supervision, fraud, and violations of 18 U.S.C. (S)(S) 1961 and 1962
(d) and Chapter 895, Florida Statutes. Fry's believes that it has substantial meritorious defenses to the claims alleged against it, and Fry's intends to defend the litigation vigorously. The Company is involved in this and various other legal actions arising in the normal course of business. Management is of the opinion that their outcome will not have a material adverse effect on the Company's financial position or results of operations.

WARRANT DIVIDEND PLAN

On February 28, 1986, the Company adopted a warrant dividend plan in which each holder of common stock is entitled to one common stock purchase right for each share of common stock owned. The Plan was amended and restated as of November 30, 1995. When exercisable, the nonvoting rights entitle the registered holder to purchase one share of common stock at a price of $175 per share. The rights will become exercisable, and separately tradeable, ten days after a person or group acquires 10% or more of the Company's common stock or ten business days following a tender offer or exchange offer resulting in a person or group having beneficial ownership of 10% or more of the Company's common stock. In the event the rights become exercisable and thereafter the Company is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the surviving corporation, for the exercise price, having a market value of twice the exercise price of the right. Under certain other circumstances, including the acquisition of 25% or more of the Company's common stock, each right will entitle the holder to receive upon payment of the exercise price, shares of common stock with a market value of two times the exercise price. At the Company's option, the rights, prior to becoming exercisable, are redeemable in their entirety at a price of $.01 per right. The rights are subject to adjustment and expire March 19, 2006.

PENSION PLANS

The Company administers non-contributory defined benefit retirement plans for substantially all non-union employees. Funding for the pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan. Employees are eligible to participate upon the attainment of age 21 (25 for participants prior to January 1, 1986) and the completion of one year of service, and benefits are based upon final average salary and years of service. Vesting is based upon years of service.
The Company-administered pension benefit obligations and the assets were valued as of the end of 1995 and 1994. Substantially all plan assets are invested in cash and short-term investments or listed stocks and bonds, including $118,187 and $89,635 of common stock of The Kroger Co. at the end of 1995 and 1994, respectively. The status of the plans at the end of 1995 and 1994 was:

                                                                1995     1994
                                                              -----------------
Actuarial present value of benefit obligations:
 Vested employees............................................ $642,582 $528,204
 Non-vested employees........................................   39,503   27,299
                                                              -------- --------
 Accumulated benefit obligations.............................  682,085  555,503
 Additional amounts related to projected salary increases....  134,208  111,635
                                                              -------- --------
 Projected benefit obligations...............................  816,293  667,138
Plan assets at fair value....................................  878,121  705,982
                                                              -------- --------
Plan assets in excess of projected benefit obligations....... $ 61,828 $ 38,844
Consisting of:
 Unamortized transitional asset.............................. $ 22,997 $ 32,394
 Unamortized prior service cost and net gain.................   18,617   (8,188)
 Adjustment required to recognize minimum liability..........   11,266    7,820
 Prepaid pension cost in Consolidated Balance Sheet..........    8,948    6,818
                                                              -------- --------
                                                              $ 61,828 $ 38,844

The components of net periodic pension income for 1995, 1994 and 1993 are as follows:

                                                   1995       1994      1993
                                                 -----------------------------
Service cost.................................... $  20,249  $ 18,959  $ 17,752
Interest cost...................................    57,218    47,778    48,601
Return on assets................................  (211,942)   23,935  (141,143)
Net amortization and deferral...................   131,360  (103,495)   68,041
                                                 ---------  --------  --------
Net periodic pension income for the year........ $  (3,115) $(12,823) $ (6,749)
Assumptions:
 Discount rate..................................      7.25%      8.5%     7.25%
 Salary Progression rate........................      4.25%      5.5%     4.25%
 Long-term rate of return on plan assets........       9.5%      9.5%      9.5%

1995 and 1994 assumptions represent the rates in effect at the end of the fiscal year. These rates were used to calculate the actuarial present value of the benefit obligations at December 30, 1995 and December 31, 1994, respectively. However, for the calculation of periodic pension income for 1995 and 1994 the assumptions in the table above for 1994 and 1993, respectively, were used. The 1996 calculation of periodic pension income will be based on the assumptions in the table above for 1995.

The Company also administers certain defined contribution plans for eligible union and non-union employees. The cost of these plans for 1995, 1994 and 1993 was $24,902, $24,298 and $20,388, respectively.
The Company participates in various multi-employer plans for substantially all union employees. Benefits are generally based on a fixed amount for each year of service. Contributions and expense for 1995, 1994 and 1993 were $90,872, $87,711 and $86,377, respectively. Information on the actuarial present value of accumulated plan benefits and net assets available for benefits relating to the multi-employer plans is not available.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. The majority of the Company's employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care and life insurance benefits occurs as claims or premiums are paid. For 1995, 1994 and 1993, the combined payments for these benefits were $10,025, $10,996 and $12,266, respectively.
As of January 3, 1993 the Company implemented SFAS No. 106 using the immediate recognition approach. This standard requires that the expected cost of retiree benefits be charged to expense during the years that the employees render service rather than the Company's past practice of recognizing these costs on a cash basis. As part of adopting the standard, the Company recorded in 1993, a one-time, non-cash charge against earnings of $248,739 before taxes ($159,193 after taxes). This cumulative adjustment as of January 3, 1993 represents the discounted present value of expected future retiree benefits attributed to employees' service rendered prior to that date.
The following table sets forth the postretirement benefit plans combined status at December 30, 1995 and December 31, 1994:

                                                                1995     1994
                                                              -------- --------
Accumulated postretirement benefit obligation (APBO)
 Retirees.................................................... $100,166 $ 91,162
 Fully eligible active participants..........................   36,862   41,604
 Other active participants...................................  125,098  111,021
                                                              -------- --------
                                                               262,126  243,787
 Unrecognized net gain.......................................   34,394   34,288
                                                              -------- --------
 Accrued postretirement benefit cost......................... $296,520 $278,075

The components of net periodic postretirement benefit costs are as follows:

                                                        1995     1994    1993
                                                       -------  ------- -------
Service costs (benefits attributed to employee serv-
 ices during the year)................................ $ 9,344  $ 9,181 $10,261
Interest cost on accumulated postretirement benefit
 obligations..........................................  20,662   19,743  19,607
Net amortization and deferral.........................    (725)     --      --
                                                       -------  ------- -------
                                                       $29,281  $28,924 $29,868

The significant assumptions used in calculating the APBO are as follows:

                                                        HEALTH CARE TREND RATE
                                                       -------------------------
                                              DISCOUNT                  YEARS TO
                                                RATE   INITIAL ULTIMATE ULTIMATE
                                              -------- ------- -------- --------
Transition Obligation........................     8%      15%      6%      15
Year-end 1993................................  7.25%      13%    4.5%      13
Year-end 1994................................  8.50%    12.3%    4.5%      12
Year-end 1995................................  7.25%    10.0%    5.0%       7

The impact of a one percent increase in the medical trend rate is as follows:

                                                                PERIODIC
                                                                  COST    APBO
                                                                ----------------
Transition.....................................................  $2,000  $ 9,800
Year-end 1993..................................................  $2,331  $17,135
Year-end 1994..................................................  $4,088  $27,283
Year-end 1995..................................................  $4,037  $32,209

RECENTLY ISSUED ACCOUNTING STANDARDS

In March 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". The Company will implement the statement in the first quarter 1996, the impact of which will not be significant to the financial statements.

In October 1995 the Financial Accounting Standards Board issued Statement on Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company expects to elect to continue to measure compensation cost for stock compensation plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The 1996 adoption of FASB No. 123, therefore, will have no effect on reported earnings.

QUARTERLY DATA (UNAUDITED)

                                            QUARTER
                          ----------------------------------------------     TOTAL
                            FIRST       SECOND      THIRD       FOURTH       YEAR
1995                      (12 WEEKS)  (12 WEEKS)  (16 WEEKS)  (12 WEEKS)  (52 WEEKS)
- --------------------------------------------------------------------------------
Sales...................  $5,464,954  $5,652,890  $6,959,216  $5,860,735  $23,937,795
Merchandise costs.......   5,359,203   5,515,839   6,857,196   5,696,019   23,428,257
Extraordinary loss......      (5,336)     (5,451)     (1,516)     (3,750)     (16,053)
Net earnings............      59,141      77,012      61,161     105,499      302,813
Primary earnings per
 common share:
  Earnings before ex-
   traordinary loss ....         .56         .71         .52         .84         2.65
  Extraordinary loss....        (.05)       (.05)       (.01)       (.03)        (.13)
                                ----        ----        ----        ----         ----
Primary net earnings per
 common share...........         .51         .66         .51         .81         2.52
Fully-diluted earnings
 per common share:
  Earnings before ex-
   traordinary loss ....         .53         .67         .49         .84         2.50
  Extraordinary loss....        (.04)       (.04)       (.01)       (.03)        (.12)
                                ----        ----        ----        ----         ----
Fully-diluted net earn-
 ings per common share..         .49         .63         .48         .81         2.38

1994
- --------------------------------------------------------------------------------
Sales...................  $5,328,804  $5,394,228  $6,650,257  $5,585,833  $22,959,122
Merchandise costs.......   4,052,901   4,081,213   5,052,997   4,217,829   17,404,940
Extraordinary loss......      (8,332)     (2,645)    (15,175)       (555)     (26,707)
Net earnings............      47,358      67,333      36,022      91,483      242,196
Primary earnings per
 common share:
  Earnings before ex-
   traordinary loss ....         .50         .62         .45         .80         2.37
  Extraordinary loss....        (.07)       (.02)       (.13)       (.01)        (.24)
                                ----        ----        ----        ----         ----
Primary net earnings per
 common share...........         .43         .60         .32         .79         2.13
Fully-diluted earnings
 per common share:
  Earnings before ex-
   traordinary loss ....         .46         .57         .43         .75         2.19
  Extraordinary loss....        (.06)       (.02)       (.12)       (.01)        (.21)
                                ----        ----        ----        ----         ----
Fully-diluted net earn-
 ings per common share..         .40         .55         .31         .74         1.98

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONCLUDED
The third quarter 1994 earnings include a $4,364 pre-tax charge ($2,705 after tax) offset by a $5,942 tax credit in connection with the Company's contribution to The Kroger Co. Foundation. Also included in third quarter 1994 earnings is a $25,100 pre-tax charge to recognize future lease commitments and losses on equipment in certain San Antonio stores sold to Megafoods, Inc. which declared bankruptcy during the third quarter of 1994. The Company sold its San Antonio stores to Megafoods in the 1993 third quarter. Also during the third quarter of 1994 the Company recorded a $25,100 pre-tax gain on the disposition of its investment in HSI after providing for certain tax indemnities related to HSI. The extraordinary loss in the four quarters of 1995 and 1994 relates to expenses associated with the early retirement of debt.

 Common Stock Price Range

                                       1995          1994
                                   ------------- -------------
                   QUARTER         HIGH   LOW    HIGH   LOW
            --------------------------------------------------
            1st................... 27 7/8 23 3/8 25 7/8 19 3/8
            2nd................... 28     25     25 3/8 21 1/8
            3rd................... 34 3/4 26 1/2 26 7/8 23
            4th................... 37 3/4 31 7/8 26 7/8 21 3/4

Under the Company's Credit Agreement dated July 19, 1994, as amended, the Company is prohibited from paying cash dividends during the term of the Credit Agreement. The Company is permitted to pay dividends in the form of stock of the Company.

                            SELECTED FINANCIAL DATA

                                                FISCAL YEARS ENDED
                          ------------------------------------------------------------------
                          DECEMBER 30,  DECEMBER 31,  JANUARY 1,   JANUARY 2,   DECEMBER 28,
                              1995          1994         1994         1993          1991
                           (52 WEEKS)    (52 WEEKS)   (52 WEEKS)   (53 WEEKS)    (52 WEEKS)
                          ------------------------------------------------------------------
                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Sales from continuing
 operations.............  $23,937,795   $22,959,122   $22,384,301  $22,144,588  $21,350,530
Earnings from continuing
 operations before ex-
 traordinary loss and
 cumulative effect of
 change in
 accounting(A)..........      318,866       268,903       170,805      101,160      100,694
Extraordinary loss (net
 of income tax
 credit)(B) ............      (16,053)      (26,707)      (23,832)    (107,103)     (20,839)
Cumulative effect of
 change in accounting
 (net of income tax
 credit)(C).............                                 (159,193)
Net earnings (loss)(A)..      302,813       242,196       (12,220)      (5,943)      79,855
Earnings (loss) per
 share
 Earnings from continu-
  ing operations before
  extraordinary loss(A).         2.50          2.19          1.50         1.11         1.12
 Extraordinary loss(B)..          (12)         (.21)         (.19)       (1.17)        (.23)
 Cumulative effect of
  change in
  accounting(C).........                                    (1.28)
 Net earnings (loss)(A).         2.38          1.98           .03         (.06)         .89
Total assets............    5,044,717     4,707,674     4,480,464    4,303,084    4,114,351
Long-term obligations,
 including obligations
 under capital leases...    3,489,728     3,889,194     4,135,013    4,472,978    4,407,764
Shareowners' deficit....   (1,603,013)   (2,153,684)   (2,459,642)  (2,700,044)  (2,749,183)
Cash dividends per com-
 mon share..............      (D)           (D)           (D)          (D)          (D)
- --------------------------------------------------------------------------------------------

(A) See Other Charges and Credits in the Notes to Consolidated Financial Statements for information pertaining to 1994 and 1993.
(B) See Extraordinary Loss in the Notes to Consolidated Financial Statements.
(C) See Postretirement Health Care and Life Insurance Benefits in the Notes to Consolidated Financial Statements.
(D) The Company is prohibited from paying cash dividends under the terms of its Credit Agreement.

                               EXECUTIVE OFFICERS

DAVID B. DILLON                       THOMAS E. MURPHY
President and Chief                   Group Vice President
Operating Officer
                                      JACK W. PARTRIDGE, JR.
PAUL W. HELDMAN                       Group Vice President
Vice President, Secretary and
General Counsel                       JOSEPH A. PICHLER
                                      Chairman of the Board and
MICHAEL S. HESCHEL                    Chief Executive Officer
Executive Vice President and
Chief Information Officer             RONALD R. RICE
                                      President--Manufacturing,
LORRENCE T. KELLAR                    Senior Vice President
Group Vice President
                                      JAMES R. THORNE
PATRICK J. KENNEY                     Senior Vice President
Executive Vice President
                                      LAWRENCE M. TURNER
W. RODNEY MCMULLEN                    Vice President and Treasurer
Group Vice President and
Chief Financial Officer

- --------------------------------------------------------------------------------
The Company has a variety of plans designed to allow employees to acquire stock in Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

                         Star Bank, N.A. Cincinnati
                         P.O. Box 5277
                         Cincinnati, Ohio 45201
                         Toll Free 1-800-872-3307

Questions regarding the Company's 401(k) plan should be directed to the employee's Human Resources Manager or 1-800-2KROGER.

Questions concerning any of the other plans should be directed to the employee's local Human Resources Manager.

SHAREOWNERS: The Bank of New York is Registrar and Transfer Agent for the Company's Common Stock. For questions concerning changes of address, etc., individual shareowners should contact:

Written inquiries:                 Certificate transfer and address changes:

The Bank of New York               The Bank of New York
Investor Relations Department      Receive and Deliver Department
P.O. Box 11258                     P.O. Box 11002
Church Street Station              Church Street Station
New York, New York 10286           New York, New York 10286

The Bank's toll-free number is: 1-800-524-4458.

SHAREOWNER UPDATES: The Kroger Co. provides a pre-recorded overview of the Company's most recent quarter. Call 1-800-4STOCKX or, in Cincinnati, 762-4723.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including the Company's most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.
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

  The Kroger Co. . 1014 Vine Street . Cincinnati, Ohio 45202 . (513) 762-4000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                 Cincinnati, Ohio, April 5, 1996
To All Shareholders
of The Kroger Co.:

The annual meeting of shareholders of The Kroger Co. will be held at the REGAL HOTEL, 150 WEST FIFTH STREET, Cincinnati, Ohio, on May 16, 1996, at 10 A.M., for the following purposes:

    1. To elect five directors to serve until the annual meeting of shareholders in 1999 and to elect one director to serve until the annual meeting of shareholders in 1998 or until their successors have been elected and qualified;

    2. To consider and act upon a proposal to ratify the selection of auditors for the Company for the year 1996; and

    3. To transact such other business as may properly be brought before the meeting; all as set forth in the Proxy Statement accompanying this Notice.

Holders of common shares of record at the close of business on March 19, 1996, will be entitled to vote at the meeting.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                                   By order of the Board of
                                                   Directors,
                                                   Paul W. Heldman, Secretary
                            . FOLD AND DETACH HERE .
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                                 THE KROGER CO.

                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR THE ANNUAL MEETING TO BE HELD MAY 16, 1996

  The undersigned hereby appoints each of JOSEPH A. PICHLER, PATRICIA SHONTZ LONGE and T. BALLARD MORTON, JR., or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. which the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter which may properly come before the meeting. The undersigned hereby revokes any proxy previously given to vote such shares at the meeting or at any adjournment.

  THE PROXIES ARE DIRECTED TO VOTE AS SPECIFIED ON THE REVERSE HEREOF AND IN THEIR DISCRETION ON ALL OTHER MATTERS COMING BEFORE THE MEETING. EXCEPT AS SPECIFIED TO THE CONTRARY ON THE REVERSE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, INCLUDING THE DISCRETION TO CUMULATE VOTES AND FOR PROPOSAL 2.

                                    (CONTINUED, AND TO BE SIGNED, ON OTHER SIDE)
THE KROGER CO.
P.O. BOX 11127
NEW YORK, N.Y. 10203-0127

                                DID YOU KNOW???

   YOUR COMPANY IS THE WORLD'S LARGEST FLORIST. SEND FLOWERS ANYWHERE IN THE

                                WORLD BY CALLING

                            -------------------------

                                1-800-334-SEND

                                 8 AM-5 PM EST

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                    [LOGO OF FLOWERS FROM AROUND THE WORLD]



                           . FOLD AND DETACH HERE .
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSAL 2.

1. ELECTION OF DIRECTORS
   FOR ALL NOMINEES         WITHHOLD AUTHORITY TO VOTE          EXCEPTIONS
   listed below  [_]        for all nominees listed below  [_]             [_]


 Nominees DAVID B. DILLON, RICHARD W. DILLON, JOHN T. LAMACCHIA, EDWARD M. LIDDY, T. BALLARD MORTON, JR., AND KATHERINE D. ORTEGA.

 INSTRUCTION: To withhold authority to vote for any individual nominee, mark the EXCEPTIONS box above and write that nominee's name on the space provided below.

 ------------------------------------------------------------------------------

2. Approval of Coopers & Lybrand L.L.P., as auditors.

                                       If you wish to vote in accordance with
                                       the recommendations of management, all
                                       you need do is sign and return this
                                       card. The Proxy Committee cannot vote
                                       your shares unless you sign and return
                                       the card.

 FOR  [_]  AGAINST [_]   ABSTAIN [_]

     CHANGE OF ADDRESS
     OR COMMENTS MARK HERE

Please sign exactly as name appears hereon. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Dated: ___________________________, 1996


________________________________________
            Signature

________________________________________
            Signature

VOTES MUST BE INDICATED
              X
(X) IN BLACK OR BLUE INK.
- --------------------------------------------------------------------------------
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.